Exhibit 4.1

Deal CUSIP 42588MAA1
Facility CUSIP 42588MAB9

TERM LOAN AGREEMENT

HENNESSY ADVISORS, INC., AS BORROWER,

U.S. BANK NATIONAL ASSOCIATION and CALIFORNIA BANK & TRUST, AS LENDERS,

U.S. BANK NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT,

U.S. BANK NATIONAL ASSOCIATION,
AS SOLE LEAD ARRANGER AND SOLE BOOKRUNNER,

AND

CALIFORNIA BANK & TRUST,
AS SYNDICATION AGENT

September 17, 2015

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1
1.01	Definitions	1
1.02	Continuance of an Event of Default	24
1.03	Accounting Terms and Determinations	24
1.04	Other Interpretive Provisions	24

SECTION 2.	LOAN	25
2.01	Loan Commitments	25
2.02	Notes	25
2.03	Continuation and Conversion of Advances; Selection of Interest Rates	25
2.04	Interest Rates and Interest Payments	26
2.05	Computation of Interest	26
2.06	Fees	26
2.07	General Provisions as to Payments	28
2.08	Prepayments	28
2.09	General Provisions as to Payments	30
2.10	Funding Losses	30
2.11	Inability to Determine LIBOR Base Rate; Basis for Determining Interest Rate Inadequate or Unfair	30
2.12	Illegality	31
2.13	Increased Costs	31
2.14	Base Rate Advances Substituted for Affected LIBOR Advances	32
2.15	Capital Adequacy	32
2.16	Survival of Indemnities	32
2.17	Discretion of Lenders as to Manner of Funding	32
2.18	Sharing of Payments	33
2.19	Application of Payments	33
2.20	Taxes	33
2.21	Defaulting Lenders	35

SECTION 3.	PRECONDITIONS TO LOAN CLOSING	36

SECTION 4.	REPRESENTATIONS AND WARRANTIES	39
4.01	Existence and Power	39
4.02	Authorization	39
4.03	Binding Effect	39
4.04	Financial Statements	39
4.05	Litigation	40
4.06	Pension and Welfare Plans	40
4.07	Tax Returns and Payment	40
4.08	Subsidiaries	40
4.09	Compliance With Other Instruments; None Burdensome	40
4.10	Other Debt, Guarantees and Capitalized Leases	42
4.11	Labor Matters	42
4.12	Title to Property	42
4.13	Regulation U	42
4.14	Multi-Employer Pension Amendment Act of 1980	42
4.15	Investment Company Act	42
4.16	Patents, Trademarks, Copyrights, Licenses, Etc	42
4.17	Environmental and Safety and Health Matters	43
4.18	Investments	43

4.19	No Default	43
4.20	Government Contracts	43
4.21	[RESERVED]	43
4.22	Hennessy Advisory Agreements	43
4.23	Disclosure	43
4.24	Anti-Corruption Laws, Sanctions and Anti-Terrorism Laws	45

SECTION 5.	COVENANTS	45
5.01	Affirmative Covenants of Borrower	45
(a)	Information	45
(b)	Payment of Debt	47
(c)	Books and Records, Consultations and Inspections	47
(d)	Payment of Taxes	47
(e)	Payment of Claims	48
(f)	Existence	48
(g)	Maintenance of Property	48
(h)	Compliance with Laws, Regulations, Etc	48
(i)	Environmental Matters	48
(j)	ERISA Compliance	49
(k)	Notices	49
(l)	Insurance	51
(m)	Further Assurances	51
(n)	Accountant	51
(o)	Financial Covenants	51
(p)	Subsidiaries	51
(q)	Keepwell	53
(r)	Post-Closing Requirements	53
(s)	Deposit Accounts	53
5.02	Negative Covenants of Borrower	53
(a)	Limitation on Indebtedness	53
(b)	Limitation on Liens	54
(c)	Consolidation, Merger, Sale of Property, etc	54
(d)	[RESERVED]	54
(e)	Sale or Discount of Accounts	54
(f)	Transactions with Affiliates	54
(g)	Changes in Nature of Business	55
(h)	Fiscal Year	55
(i)	Stock Redemptions and Distributions	55
(j)	Pension Plans	55
(k)	Subordinated Indebtedness	55
(l)	Restricted Investments, Acquisitions	55
(m)	Subsidiaries	55
(n)	Limitations on Restrictive Agreements	55
(o)	Anti-Terrorism Laws	57
5.03	Use of Proceeds	57

SECTION 6.	EVENTS OF DEFAULT	57

SECTION 7.	ADMINISTRATIVE AGENT	60
7.01	Appointment	60
7.02	Powers	60
7.03	General Immunity	60
7.04	No Responsibility for Loans, Recitals, Etc.	61

- ii -

7.05	Right to Indemnity	61
7.06	Action Upon Instructions of Required Lenders	61
7.07	Employment of Administrative Agents and Counsel	61
7.08	Reliance on Documents; Counsel	61
7.09	May Treat Payee as Owner	62
7.10	Agent's Reimbursement	62
7.11	Rights as a Lender	62
7.12	Independent Credit Decision	62
7.13	Resignation of Agent	62
7.14	Delivery of Documents	62
7.15	No Reliance on Administrative Agent’s Customer Identification Program	63
7.16	USA PATRIOT Act	63
7.17	[RESERVED]	63
7.18	Legal Representation of Agent	63
7.19	No Third Party Beneficiary	63
7.20	Duration of Agency	63
7.21	Lender Designations	63

SECTION 8.	GENERAL	63
8.01	No Waiver	63
8.02	Right of Set-Off	65
8.03	Cost and Expenses	65
8.04	Environmental Indemnity	65
8.05	General Indemnity	66
8.06	Authority to Act	66
8.07	Notices	66
8.08	Consent to Jurisdiction; Waiver of Jury Trial	66
8.09	Governing Law	67
8.10	Amendments and Waivers	67
8.11	References; Headings for Convenience	67
8.12	Successors and Assigns	67
8.13	Notice Required by §432.047 R.S. Mo.; Entire Agreement	69
8.14	Severability	69
8.15	Counterparts	69
8.16	Resurrection of Borrower’s Obligations	69
8.17	[RESERVED]	70
8.18	Subsidiary Reference	70
8.19	Compliance with Usury Laws	70
8.20	Confidentiality	70
8.21	USA Patriot Act	72
8.22	Swap Contracts and Treasury Management Agreements	72
8.23	Waiver of Consequential Damages, etc.	72
8.24	Termination of this Agreement	72

- iii -

Schedules
2.01	Commitments
2.03	Authorized Persons
4.05	Litigation
4.06	Welfare Plan Liabilities
4.12	Existing Liens
4.16	Patents, Trademarks, Copyrights and Licenses
4.17	Environmental and Health and Safety Matters
4.18	Existing Investments
4.22	Hennessy Advisory Agreements
5.02(a)	Other Debt, Guarantees and Capitalized Leases
5.02(m)	Restrictive Agreements

Exhibits
A	Form of Note
B	Form of Notice of Borrowing
C	Form of Compliance Certificate
D	Form of Assignment and Assumption Agreement

- iv -

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of September 17, 2015, by and between HENNESSY ADVISORS, INC., a California corporation (“Borrower”); Lenders from time to time party hereto, including U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), and CALIFORNIA BANK & TRUST, a California banking institution (“CB&T”) (each of U.S. Bank and CB&T, a “Lender” and collectively, “Lenders”); and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent (“Agent”); and has reference to the following facts and circumstances:

A.           Borrower and U.S. Bank previously entered into the Loan Agreement dated as of March 15, 2004, as amended and restated by the Amended and Restated Loan Agreement dated as of July 1, 2005 and the Second Amended and Restated Loan Agreement dated as of October 26, 2012, as subsequently amended (the “Original Loan Agreement”).

B.           Borrower, Agent and Lenders desire to further amend and restate the Original Loan Agreement to provide a four (4) year term loan facility which shall refinance the term loan provided under the Original Loan Agreement and provide additional loaned funds to Borrower for the purpose of financing the 2015 Stock Repurchase (defined below) upon, and subject to, the terms, provisions and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Lenders and Agent hereby mutually covenant and agree as follows:

SECTION 1.  DEFINITIONS.

1.01           Definitions.  In addition to the terms defined elsewhere in this Agreement or in any Exhibit or Schedule hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

2015 Stock Repurchase shall mean Borrower’s program to repurchase its capital stock from Borrower’s shareholders, including certain directors, officers and employees of Borrower, which will terminate on or before September 30, 2015, in the aggregate purchase price not to exceed $25,000,000 (subject to Borrower’s right to increase the aggregate value of the capital stock sought to be repurchased by Borrower by no more than 2% of Borrower’s outstanding capital stock without being required to amend or extend the offer), and is evidenced by the Offer to Purchase for Cash dated as of August 20, 2015 (the “Tender Offer”).

Accounts shall mean all trade accounts receivable of Borrower arising out of the bona fide sale of goods and/or performance of services in the ordinary course of Borrower’s business which have been invoiced by Borrower.

Acquisition shall mean any transaction or series of related transactions, consummated on or after the date of this Agreement, by which Borrower or any Subsidiary directly or indirectly (a) acquires all or substantially all of the assets comprising one or more business units of any other Person, whether through purchase of assets, merger or otherwise or (b) acquires at least (i) a majority (in number of votes) of the stock and/or other securities of a corporation having ordinary voting power for the  election of directors (other than stock and/or other securities having such power only by reason of the happening of a contingency), (ii) a majority (by percentage of voting power) of the outstanding partnership interests of a partnership, (iii) a majority (by percentage of voting power) of the outstanding membership interests of a limited liability company or (iv) a majority of the ownership interests in any organization or entity other than a corporation, partnership or limited liability company.

Adjusted Base Rate shall mean the Base Rate plus the Applicable Margin.

Adjusted Daily LIBOR Rate shall mean, with respect to each day, the rate determined by dividing (a) the Daily LIBOR Rate in effect on such day by (b) 1.00 minus the LIBOR Reserve Percentage.

Advance shall mean each Base Rate Advance and each LIBOR Advance.

Affiliate shall mean any Person (a) which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with Borrower or any Subsidiary, (b) which directly or indirectly through one or more intermediaries beneficially owns or holds or has the power to direct the voting power of 10% or more of any class of capital stock or other equity interests of Borrower or any Subsidiary or (c) which has 10% or more of any class of its capital stock or other equity interests beneficially owned or held, directly or indirectly, by Borrower or any Subsidiary; provided, however, that no investment company registered under the Investment Company Act shall be an Affiliate of any Person except if such Person beneficially owns or holds or has the power to direct the voting power of 50% or more of any class of capital stock or other equity interests of such investment company; provided further that ownership interests owned or held by any investment company registered under the Investment Company Act shall not be considered when determining whether a Person is an Affiliate of another Person.  For purposes of this definition, “control” shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding anything to the contrary, Charles Almond shall not be considered to be an Affiliate of Borrower under this Agreement or any of the Transaction Documents.

Agent shall mean U.S. Bank in its capacity as Administrative Agent for Lenders under this Agreement and the other Transaction Documents and its successors in such capacity.

Agreement shall have the meaning ascribed thereto in the preamble hereto.

Anti-Corruption Laws shall mean all Laws of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

Anti-Terrorism Laws shall mean all Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Laws compromising or implementing the Bank Secrecy Act and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended).

Applicable Margin shall mean the annual rate shown in the applicable column below based on the applicable Consolidated Debt to Consolidated EBITDA Ratio:

Pricing Tier	If the Consolidated Debt to Consolidated EBITDA Ratio is, then	Applicable Margin for Base Rate Advances is	Applicable Margin for LIBOR Advances is

1	> 2.00 to 1.00	0.75%	3.25%

2	≥ 1.00 to 1.00 but ≤ 2.00 to 1.00	0.50%	3.00%

3	< 1.00 to 1.00	0.25%	2.75%

The determination of the Applicable Margin as of any date shall be determined based on the Consolidated Debt to Consolidated EBITDA Ratio as of the end of the most recently ended fiscal quarter for which financial statements of Borrower and its Subsidiaries have been delivered by Borrower to Agent pursuant to Section 5.01(a)(i), and shall be effective for purposes of determining the Applicable Margin from and after the fifth Business Day after the date Agent receives such financial statements from Borrower; provided, however, that the Applicable Margin for LIBOR Advances shall not change until the end of the current Interest Period therefor.  Notwithstanding the foregoing, (a) if the applicable financial statements for any fiscal quarter are not delivered to Agent when due in accordance with Section 5.01(a)(i) (without reference to any cure period), then Pricing Tier 1 in the grid above shall apply during the period commencing on the date such financial statements were due and ending on the fifth Business Day after the date such financial statements are delivered by Borrower to Agent and (b) during the period commencing on the date of this Agreement and ending on the fifth Business Day after the date Agent receives the financial statements of Borrower and its Subsidiaries for the fiscal quarter ending December 31, 2015, Pricing Tier 1 in the grid above shall apply.

Assignee shall have the meaning ascribed thereto in Section 8.12(c).

Assignment and Assumption Agreement shall have the meaning ascribed thereto in Section 8.12(c).

Attorneys’ Fees shall mean the reasonable fees (and reasonable costs, charges and expenses related thereto) of the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by Agent and Lenders (excluding attorneys and paralegals who are employees of Agent, Lenders or any Affiliate of Agent or Lenders) from time to time (a) in connection with the negotiation, preparation, execution, delivery, amendment, modification, extension, renewal, administration and/or enforcement of this Agreement and/or any other Transaction Document, (b) in connection with the preparation, negotiation or execution of any waiver or consent with respect to this Agreement and/or any other Transaction Document, (c) in connection with any Default or Event of Default under this Agreement, (d) to represent to Agent or any Lender in any litigation, contest, dispute, suit or proceeding, or to commence, defend or intervene in any litigation, contest, dispute, suit or proceeding, or to file any petition, complaint, answer, motion or other pleading or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Agent, any Lender, Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to this Agreement, any other Transaction Document, Borrower, any other Obligor, any Subsidiary, any Collateral and/or any Third Party Collateral, (e) during a Default or Event of Default, to protect, collect, lease, sell, take possession of or liquidate any Collateral or any Third Party Collateral, (f) during a Default or Event of Default, to attempt to enforce any security interest in or other Lien upon any Collateral or any Third Party Collateral or to give any advice with respect to such enforcement and/or (g) during a Default or Event of Default, to enforce any of the rights or remedies of Agent or any Lender to collect any of Borrower’s Obligations and/or any Guarantee thereof; provided, that such Attorneys’ Fees shall be determined on the basis of rates then generally applicable to the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by Agent or Lenders, which may be higher than the rates such attorneys (and all paralegals, accountants and other staff employed by such attorneys) charge Agent or Lenders in certain matters.

Authorized Person shall have the meaning ascribed thereto in Section 2.03(c).

Base Rate shall mean as of any date of determination, the greatest of (a) the Prime Rate, (b) the Fed Funds Rate plus 0.5%, and (c) the Adjusted Daily LIBOR Rate in effect and reset each New York Banking Day plus 1.00%.

Base Rate Advance shall mean any advance of principal of the Loan bearing interest based on the Base Rate.

Blocked Person shall mean any Person (a) that is listed in the annex to, or is otherwise blocked pursuant to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise blocked pursuant to the provisions of, Executive Order No. 13224, (c) with which a Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (e) that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list or (f) who is affiliated or associated with a Person listed above.

Borrower shall have the meaning ascribed thereto in the preamble hereto.

Borrower’s Obligations shall mean any and all present and future indebtedness (principal, interest, fees, collection costs and expenses, and other amounts), liabilities and obligations (including, without limitation, guaranty obligations, letter of credit reimbursement obligations, indemnity obligations and obligations under a Swap Contract and/or a Treasury Management Agreement between Borrower and any Lender) of Borrower to Lenders evidenced by or arising under or in respect of this Agreement, the Note, any other Transaction Document and/or any other agreement, document or instrument heretofore, now or hereafter executed and delivered by Borrower to Agent and/or Lenders in connection with this Agreement, the Notes or any other Transaction Document, in each case whether now existing or hereafter arising, absolute or contingent, joint and/or several, secured or unsecured, direct or indirect, expressed or implied in law, contractual or tortious, liquidated or unliquidated, at law or in equity, or otherwise, and whether created directly or acquired by Agent or any Lender by assignment or otherwise, and to the extent provided herein, any and all costs of collection and/or Attorneys’ Fees from time to time incurred in connection therewith.

Business Day shall mean any day except a Saturday, Sunday or legal holiday observed by Agent.

Capital Expenditure shall mean any expenditure to purchase or otherwise acquire a fixed asset (other than a Capitalized Lease Obligation) which, in accordance with GAAP, is required to be capitalized on the balance sheet of the Person making the same.

Capital Transaction shall mean any issuance by Borrower or any Subsidiary of (a) shares of its capital stock, membership interests, or other ownership interests, (b) any shares of its capital stock, membership interests, or other ownership interests, pursuant to the exercise of options or warrants, (excluding shares of capital stock issued pursuant to Borrower’s existing stock option plans that allow option grants to any employees, officers, managers, and/or directors of Borrower or any of its Subsidiaries or Affiliates, provided that any such stock option plans may not be amended without consent of Agent and Lenders if such amendment would have a Material Adverse Effect), or (c) any shares of its capital stock, membership interests, or other ownership interests pursuant the conversion of any debt securities to equity.

Capitalized Lease shall mean any lease of Property, whether real and/or personal, by a Person as lessee which in accordance with GAAP is required to be capitalized on the balance sheet of such Person.

Capitalized Lease Obligations of any Person shall mean, as of the date of any determination thereof, the amount at which the aggregate rental obligations due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a balance sheet of such Person in accordance with GAAP.

CERCLA shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and as the same may from time to time be further amended.

CIP Regulations shall have the meaning ascribed thereto in Section 7.15.

Code shall mean the Internal Revenue Code of 1986, 26 U.S.C. §1, et seq., as amended, and any successor statute of similar import, together with the regulations and rules promulgated thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed to also refer to any successor sections.

                Collateral shall mean any Property of Borrower which now or at any time hereafter secures the payment or performance of any of Borrower’s Obligations, excluding the Hennessy Advisory Agreements, but including any payments due thereunder and any proceeds thereof.

Commitment shall mean with respect to each Lender, subject to any assignments of the Commitments by Lenders to the extent permitted by Section 8.12, the amount set forth opposite such Lender’s name on Schedule 2.01 reduced by such Lender’s Pro Rata Share of the aggregate amount of all principal payments made by Borrower on the Loan.

Commodity Exchange Act shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Consolidated Debt shall mean, as of the date of any determination thereof, all Debt of Borrower and its Subsidiaries as of such date, determined on a consolidated basis and in accordance with GAAP.

Consolidated Debt to Consolidated EBITDA Ratio shall mean, as of the last day of any fiscal quarter of Borrower, the ratio of (a) Consolidated Debt as of such day (excluding (i) Borrower’s Obligations arising under any Treasury Management Agreements and (ii) contingent obligations in respect of Swap Contracts) to (b) Consolidated EBITDA for the two (2) consecutive fiscal quarter period of Borrower ending on such day multiplied by two (2).

Consolidated EBITDA shall mean, for the period in question, the sum of (a) Consolidated Net Income during such period plus (b) to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense during such period, plus (ii) all provisions for any federal, state, local and/or foreign income taxes made by Borrower and its Subsidiaries during such period (whether paid or deferred), plus (iii) all depreciation and amortization expenses of Borrower and its Subsidiaries during such period, plus (iv) any extraordinary losses during such period, plus (v) any losses from the sale or other disposition of Property other than in the ordinary course of business during such period, plus (vi) all non-cash expenses, charges or losses, plus (vii) fees and expenses incurred during such period in connection with the credit facility evidenced by this Agreement or with the 2015 Stock Repurchase in an amount not to exceed $[500,000], minus (c) to the extent added in determining such Consolidated Net Income, the sum of (i) any extraordinary non-cash gains during such period plus (ii) any non-cash gains from the sale or other disposition of Property other than in the ordinary course of business during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Excess Cash Flow shall mean, for the period in question, the sum of (a) Consolidated EBITDA during such period minus (b) the aggregate amount of all scheduled principal payments made by Borrower and/or any Subsidiary on all Debt during such period, minus (c) the aggregate amount of all interest paid in cash by Borrower and/or any Subsidiary during such period (including, without limitation, the interest portion of payments on or in respect of Capitalized Leases and the interest portion of any deferred payment obligation), minus (d) the aggregate amount of all Restricted Payments made in cash during such period, minus (e) the aggregate amount of all federal, state, local and/or foreign income taxes paid in cash by Borrower and/or any Subsidiary during such period, minus (f) the aggregate amount of all Capital Expenditures made by Borrower and/or any Subsidiary during such period (net of any Debt incurred by the Borrower and/or any Subsidiary to finance such Capital Expenditure), minus (g) any increase in Consolidated Working Capital during such period plus (h) any decrease in Consolidated Working Capital during such period (which, for the avoidance of doubt, will be a negative number), all determined on a consolidated basis and in accordance with GAAP.

Consolidated Fixed Charge Coverage Ratio shall mean, for the period in question, the ratio of: (a) Consolidated EBITDA during such period minus the sum of Borrower’s and its Subsidiaries’ (i) Capital Expenditures, (ii) income taxes paid or payable, and (iii) cash Distributions, to (b) Consolidated Fixed Charges during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Fixed Charges shall mean, for the period in question, the sum, without duplication, of (a) the aggregate amount of all scheduled principal payments required to be made by Borrower and its Subsidiaries on all Debt during such period (including the principal portion of payments in respect of Capitalized Leases), plus (b) Consolidated Interest Expense during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Interest Expense shall mean, for the period in question, without duplication, all gross interest expense of Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and/or related amortization and other fees and charges owed by Borrower and its Subsidiaries with respect to letters of credit, the net costs associated with interest swap obligations of Borrower and its Subsidiaries, capitalized interest expense, the interest portion of Capitalized Lease Obligations and the interest portion of any deferred payment obligation) during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Net Income shall mean the net income (or loss) of Borrower and its Subsidiaries for the period in question, determined on a consolidated basis and in accordance with GAAP.

Consolidated Working Capital shall mean, as of the date of any determination thereof, the sum of (a) the Current Assets of Borrower and its Subsidiaries as of such date minus (b) the Current Liabilities of Borrower and its Subsidiaries as of such date, all determined on a consolidated basis and in accordance with GAAP.

Credit Support shall mean (a) cash collateral deposited into a deposit account located at U.S. Bank, or (b) a standby letter of credit issued by a financial institution reasonably acceptable to Agent, both in such amounts as reasonably required by Agent.

Current Assets shall mean, with respect to any Person, all assets of such Person (except cash) which, in accordance with GAAP, should be classified as current assets on a balance sheet of such Person.

Current Liabilities shall mean, with respect to any Person, all liabilities of such Person which, in accordance with GAAP, should be classified as current liabilities on a balance sheet of such Person.

Daily LIBOR Rate shall mean with respect to any date of determination, the greatest of (a) 0.0% or (b) the average offered rate for deposits in United States dollars for delivery of such deposits on such date for an assumed interest period of one-month which appears on Reuters Screen LIBOR01 Page (or any successor thereto) as of 11:00 a.m., (London time), or such other time as of which such rate appears, or, if such rate is not available, the rate for such deposits reasonably determined by Agent at such time based on such other published service of general application as shall be reasonably selected by Agent for such purpose.

Debt of any Person shall mean, as of the date of determination thereof, the sum, without duplication, of (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the purchase or other acquisition of Property (other than unsecured trade accounts payable and accrued expenses incurred in the ordinary course of business), plus (b) all Capitalized Lease Obligations of such Person, plus (c) all reimbursement or payment obligations of such Person with respect to letters of credit and/or surety bonds (other than trade letters of credit), plus (d) all Guarantees by such Person of Debt of others.  “Debt” shall not include any obligations in respect of customer advances received and held in the ordinary course of business or any obligation owed to Borrower or any of its Subsidiaries.

Default shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

Defaulting Lender shall mean any Lender that:  (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due; (b) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three (3) Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency or other similar Laws affecting creditors’ rights generally, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Governmental Authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower and each Lender.

Distribution in respect of any corporation or other entity shall mean: (a) dividends or other distributions (other than stock dividends and stock splits) on or in respect of any of the capital stock or other equity interests of such corporation or other entity; and (b) the redemption, repurchase or other acquisition of any capital stock or other equity interests of such corporation or other entity or of any warrants, rights or other options to purchase any such capital stock or other equity interests (excluding the redemption, repurchase or other acquisition of any capital stock in connection with the exercise of stock options issued to any employee, officer, manager, or director of Borrower or any of its Subsidiaries or Affiliates pursuant to any existing stock option plan that allows option grants to any employees; provided, that, any existing stock option plans relating to said stock options are not amended without Lender’s consent if such amendment would have a Material Adverse Effect).

Environmental Claim shall mean any written administrative, regulatory or judicial action, judgment, order, consent decree, suit, demand, demand letter, claim, Lien, notice of noncompliance or violation, investigation or other proceeding arising (a) pursuant to any Environmental Law or governmental or regulatory approval issued under any such Environmental Law, (b) from the presence, use, generation, storage, treatment, Release, threatened Release, disposal, remediation or other existence of any Hazardous Substance, (c) from any removal, remedial, corrective or other response action pursuant to an Environmental Law or the order of any governmental or regulatory authority or agency, (d) from any third party seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief in connection with a Hazardous Substance or arising from alleged injury or threat of injury to health, safety, natural resources or the environment or (e) from any Lien against any Property owned, leased or operated by Borrower or any Subsidiary in favor of any governmental or regulatory authority or agency in connection with a Release, threatened Release or disposal of a Hazardous Substance.

Environmental Law shall mean any Federal, state, local, foreign or other statute, Law, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to Releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, Hazardous Substances or crude oil, or any fraction thereof, to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any rule, regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to any of the Property owned, leased or operated by Borrower or any Subsidiary or the operation, construction or modification of any such Property, including, without limitation, the following: CERCLA, RCRA, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Control Act, the Clean Air Act of 1966, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state or local law, and any state or local statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the Release or threatened Release of Hazardous Substances or crude oil, or any fraction thereof and all rules, regulations, guidance documents and publication promulgated thereunder.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA shall be construed to also refer to any successor sections.

ERISA Affiliate shall mean any corporation, trade or business that is, along with Borrower or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

                Event of Default shall have the meaning ascribed thereto in Section 6.

Excluded Swap Obligation shall mean, with respect to any Guarantor, any Swap Obligation if, and only to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or Lien is or becomes illegal.

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as from time to time amended.

FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Fed Funds Rate shall mean for any day, an annual interest rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. on such day on such transactions received by Agent from three (3) Federal funds brokers of recognized standing reasonably selected by Agent.

Fee Letter shall have the meaning ascribed thereto in Section 2.06(a).

GAAP shall mean, subject to Section 1.03, generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

                 Governmental Authority shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guarantee by any Person shall mean, without duplication, any obligation (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), contingent or otherwise, of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, liability, dividend or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any Property constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof.  For the purposes of all computations made under this Agreement, a Guarantee in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the then outstanding principal amount of such Indebtedness for borrowed money which has been guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited, and a Guarantee in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.  Guarantee when used as a verb shall have a correlative meaning.

Guarantor shall mean any Person who executes a Guaranty in favor of Agent and Lenders.

Guaranty shall mean any guaranty of any or all of the Borrower’s Obligations, each as the same may from time to time be amended, modified, extended, renewed or restated.

Hazardous Substance shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any Environmental Law or any other Law of any Federal, state, local, foreign or other body, instrumentality, agency, authority or official having jurisdiction over any of the Property owned, leased or operated by Borrower or any Subsidiary or its use, including, without limitation, any material, substance or waste which is: (a) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. §§1317), as amended; (b) regulated as a hazardous waste under RCRA, as amended; (c) defined as a hazardous substance under Section 101 of CERCLA, as amended; or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

Hennessy Advisory Agreements shall have the meaning ascribed thereto in Section 4.22.

Hennessy Funds shall mean those investment companies registered under the Investment Company Act for which Borrower serves as investment advisor.

Highest Lawful Rate shall have the meaning ascribed thereto in Section 8.19.

Indebtedness shall mean, with respect to any Person, without duplication, all indebtedness, liabilities and obligations of such Person which in accordance with GAAP are required to be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the purchase or other acquisition of Property (other than unsecured trade accounts payable and accrued expenses incurred in the ordinary course of business), (b) obligations secured by any Lien on, or payable out of the proceeds of or production from, any Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations, (c) indebtedness, liabilities and obligations of third parties, including joint ventures and partnerships of which such Person is a venturer or general partner, recourse to which may be had against such Person, (d) obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (other than an operating lease), notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such Property, (e) Capitalized Lease Obligations of such Person, (f) all reimbursement or payment obligations of such Person with respect to letters of credit and/or surety bonds (other than trade letters of credit) and (g) any Guarantees of such Person of indebtedness, liabilities and obligations of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above. For purposes of this definition, the amount of any Indebtedness described in clause (b) above shall be the lower of the amount of the obligation and the fair market value of the Property of such Person securing such obligation. “Indebtedness” shall not include any obligations in respect of customer advances received and held in the ordinary course of business or any obligation owed to Borrower or any of its Subsidiaries.

                Indemnified Liabilities shall have the meaning ascribed thereto in Section 8.05.

Indemnitees shall have the meaning ascribed thereto in Section 8.05.

Interest Differential shall mean that sum equal to the greater of zero (0) or the financial loss incurred by a Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from like investments in the Money Markets as of the first day of the applicable LIBOR Advance) had prepayment not occurred and the interest such Lender will actually earn (from like investments in the Money Markets as of the date of prepayment), as a result of the redeployment of funds from the prepayment.

Interest Period shall mean with respect to each LIBOR Advance:  (i) initially, the period commencing on the date selected by Borrower in the applicable Notice of Borrowing and ending 1, 2, 3 or 6 months thereafter (or such other period agreed upon in writing by Borrower and each Lender), as Borrower may elect in the applicable Notice of Borrowing; and (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Advance and ending 1, 2, 3 or 6 months thereafter (or such other period agreed upon in writing by Borrower and each Lender), as Borrower may elect in the applicable Notice of Borrowing; provided that:  (iii) no Interest Period for a LIBOR Advance shall extend beyond a date on which Borrower is required to make a scheduled payment of principal on the Loan unless the sum of (A) the aggregate principal amount of outstanding LIBOR Advances plus (B) the aggregate principal amount of outstanding LIBOR Advances with Interest Periods expiring on or before the date such scheduled principal payment is due equals or exceeds the aggregate principal amount to be paid on the Loan on such principal payment date; (iv) subject to clauses (v) and (vi) below, any Interest Period which would otherwise end on a day which is not a New York Banking Day shall be extended to the next succeeding New York Banking Day unless such New York Banking Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding New York Banking Day; (v) subject to clause (vi) below, any Interest Period which begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last New York Banking Day of a calendar month; and (vi) no Interest Period for a LIBOR Advance shall extend beyond the Maturity Date.

Investment shall mean any investment (including, without limitation, any loan or advance) by Borrower or any Subsidiary in or to any Person, whether payment therefor is made in cash or capital stock or other equity interests of Borrower or any Subsidiary, and whether such investment is by acquisition of stock or other equity interests or Indebtedness, or by loan, advance, transfer of Property out of the ordinary course of business, capital contribution, equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business or otherwise.

Investment Advisers Act shall mean the Investment Advisers Act of 1940, 15 U.S.C. §80b-1, et seq., as amended, and all rules and regulations and rules promulgated thereunder.

Investment Company Act shall mean the Investment Company Act of 1940, 15 U.S.C. §80a-1, et seq., as amended, and all rules and regulations and rules promulgated thereunder.

Judicial Reference Agreement shall mean the California Judicial Reference Agreement dated as of the date hereof, executed by Agent on behalf of Lenders and Borrower, as the same may from time to time be amended, modified, extended, renewed or restated.

Laws shall mean, collectively, all international, foreign, federal, state, local and other statutes, treaties, rules, regulations, guidelines, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

Lender shall mean each lender listed on the signature pages hereof, and its successors and permitted assigns; and Lenders shall mean all Lenders; provided, however, that for purposes of this Agreement and each other Transaction Document, “Lender” shall also include each affiliate of a Lender which has entered into a Swap Contract or a Treasury Management Agreement with Borrower and its successors and assigns and each such affiliate and its successors and assigns shall be deemed to be a Lender party to this Agreement.

LIBOR Advance shall mean any advance or portion of any advance of principal of the Loan bearing interest based on the LIBOR Rate (other than pursuant to clause (c) of the definition of “Base Rate”).

LIBOR Base Rate shall mean, with respect to the applicable Interest Period, the greatest of (a) 0.0% or (b)(i) the LIBOR Index Rate for such Interest Period, if such rate is available or (ii) if the LIBOR Index Rate is not available, the average of the respective annual interest rates at which deposits in U.S. dollars are offered to Agent in the London interbank market by two (2) eurodollar dealers of recognized standing, reasonably selected by Agent, at or about 11:00 a.m. (London time) on the date two (2) New York Banking Days before the first day of such Interest Period, for delivery on the first day of the applicable Interest Period for a number of days comparable to the number of days in such Interest Period and in an amount approximately equal to the principal amount of the LIBOR Advance to which such Interest Period is to apply.

LIBOR Index Rate shall mean, with respect to any date of determination, an annual rate equal to the average offered rate for deposits in United States dollars for delivery of such deposits on such date for the applicable Interest Period, which appears on Reuters Screen LIBOR01 Page (or any successor thereto) as of 11:00 a.m. (London time), or such other time as of which such rate appears, on the day two (2) New York Banking Days before the first day of such Interest Period, or, if such rate is not available, the rate for such deposits reasonably determined by Agent at such time based on such other published service of general application as shall be reasonably selected by Agent for such purpose.

LIBOR Rate shall mean the sum of (a) the quotient of the (i) LIBOR Base Rate divided by (ii) one minus the applicable LIBOR Reserve Percentage plus (b) the Applicable Margin for LIBOR Advances.  The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage and/or the Applicable Margin for LIBOR Advances.

                LIBOR Reserve Percentage shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by The Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special or marginal reserves) for a member bank of the Federal Reserve System with respect to “Eurocurrency liabilities” as defined in Regulation D or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Advances is determined, whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at such time.  LIBOR Advances shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without the benefit of any credits for proration, exceptions or offsets which may be available from time to time to any Lender.

Lien shall mean any interest in any Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, hypothecation, judgment lien or other lien or encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt, any Capitalized Lease, but not including the interest of a lessor under an operating lease, consignment or bailment for security purposes.  The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, Capitalized Leases and other title exceptions and encumbrances affecting Property.

Loan shall have the meaning ascribed thereto in Section 2.01.

Master Agreement shall have the meaning ascribed thereto in the definition of “Swap Contract.”

Material Adverse Effect shall mean (a) a material adverse effect on the Properties, assets, liabilities, business, results of operations or financial condition (financial or otherwise) of Borrower and all other Obligors and Subsidiaries, taken as a whole, (b) material impairment of the ability of Borrower and/or any other Obligor to perform any of its obligations under this Agreement, the Notes and/or any other Transaction Document or (c) material impairment of the enforceability of the rights of, or benefits available to, Agent or Lenders under this Agreement, the Notes and/or any other Transaction Document.

Maturity Date shall mean September 17, 2019 or earlier if accelerated pursuant to Section 6 below.

MEPPAA shall have the meaning ascribed thereto in Section 4.14.

Minimum Ownership Requirement Event shall mean each and every issue, sale, transfer or other disposition, directly or indirectly, of shares of capital stock of Borrower which, after giving effect thereto, results in either:  (a) Neil J. Hennessy, his spouse, lineal descendants, spouses of his lineal descendants, his estate, or any trust established primarily for his benefit and/or charitable purposes, legally or beneficially owning or controlling in the aggregate (i) less than 25% (by number of votes) of the Voting Stock of Borrower or (ii) a percentage (by number of votes) of the Voting Stock of Borrower which is not greater than any other individual shareholder; or (b) the Principal Shareholders legally or beneficially owning or controlling in the aggregate less than 30% (by number of votes) of the Voting Stock of Borrower, in each case excluding the effects of dilution due to the exercise of stock options issued under stock option plans allowed by this Agreement.

Money Markets shall mean one or more wholesale funding markets available to and selected by a Lender, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others.

                Moody’s shall mean Moody’s Investors Service, Inc.

Multi-Employer Plan shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is maintained for employees of Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate has contributed in the past or currently contributes.

New York Banking Day shall mean any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

Note and Notes shall have the meanings ascribed thereto in Section 2.02(a).

Obligor shall mean Borrower and each other Person who is or shall at any time hereafter become primarily or secondarily liable on any of Borrower’s Obligations or who grants Agent on behalf of Lenders a Lien upon any of the Property of such Person as security for any of Borrower’s Obligations and/or any Guaranty.

Occupational Safety and Health Laws shall mean the Occupational Safety and Health Act of 1970, as amended, and any other Laws regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety, as now or at any time hereafter in effect.

OFAC shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

Operating Lease shall mean any lease of Property, whether real and/or personal, by a Person as lessee which is not a Capitalized Lease.

Operating Lease Expenses shall mean with respect to any Person, for the period in question, the aggregate amount of rental and other expenses incurred by such Person in respect of Operating Leases during such period, all determined in accordance with GAAP.

Original Loan Agreement shall have the meaning ascribed thereto in recital A on page 1 of this Agreement.

Other Taxes shall have the meaning ascribed thereto in Section 2.20(b).

Patent, Trademark and License Security Agreement shall mean the Patent, Trademark and License Security Agreement dated as of the date hereof, and executed by Borrower in favor of Agent for the benefit of Lenders, as the same may from time to time be amended, modified, extended, renewed or restated.

PBGC shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Pension Plan shall mean a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is established or maintained by Borrower or any ERISA Affiliate, other than a Multi-Employer Plan.

Permitted Liens shall mean any of the following:

(a)	Liens in favor of Lender;

(b)	Liens on Property of a Subsidiary to secure obligations of such Subsidiary to Borrower;

(c)
Liens for property taxes and assessments or governmental charges or levies which are not delinquent for more than 90 days or which remain payable without penalty, or if and to the extent that   payment thereof is not otherwise required by Section 5.01(d);

(d)
Liens securing claims or demands of repairmen, mechanics and materialmen or other similar Liens which are not delinquent for more than 90 days or which remain payable without penalty, or if and to the extent that payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided;

(e)
Liens (other than any Liens imposed by ERISA) incidental to the conduct of business or the ownership of Properties (including Liens in connection with worker’s compensation, unemployment insurance, social security and other like Laws, carriers’, warehousemen’s and attorneys’ liens and statutory landlords’ liens or other similar Liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money or the purchase or other acquisition of Property; provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been set aside;

(f)
survey exceptions, easements, licenses, covenants, reservations, rights of others for rights-of-way, utilities and other similar purposes and/or zoning or other restrictions as to the use of real properties, which are necessary or desirable for the conduct of the activities of Borrower and its Subsidiaries or which customarily exist on properties of Persons engaged in similar activities and similarly situated and which do not in any event materially impair the use of such real properties in the operation of the business of Borrower and its Subsidiaries;

(g)
Liens existing as of the date of this Agreement and listed on Schedule 4.12 attached hereto (and any extensions, renewals and replacements thereof to the extent the outstanding principal amount thereof is not increased) (without giving effect to any changes to Schedule 4.12 made after the date of this Agreement);

(h)
purchase money Liens granted to a Person financing a Capital Expenditure permitted by this Agreement (and extensions, renewals and replacements thereof to the extent they do not increase the outstanding principal amount of the Debt secured thereby), so long as (i) the Lien granted is limited to the specific fixed assets acquired and the proceeds thereof, (ii) the aggregate principal amount of Debt secured by the Lien is not more than the acquisition cost of the specific fixed assets on which the Lien is granted and (iii) the transaction does not violate any other provision of this Agreement;

(i)	Capitalized Leases permitted by this Agreement and Operating Leases;

(j)	Liens consisting of judgment, judicial or other Liens, provided that enforcement of such Liens is effectively stayed and the obligations secured by such Liens do not exceed 500,000 in the aggregate;

(k)
Liens arising by virtue of statutory or common law provisions related to bankers’ liens, rights of setoff or similar rights and remedies to deposit accounts other than funds maintained with a depository institution;

(l)
Liens existing on any Property prior to the acquisition thereof by Borrower or existing on any Property of any Person that becomes an Obligor after the date hereof prior to the time such Person becomes an Obligor (and extensions, renewals and replacements thereof to the extent they do not increase the outstanding principal amount of the Debt secured thereby), provided that such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming an Obligor;

(m)
Liens securing reimbursement obligations incurred in the ordinary course of business for letters of credit or bankers’ acceptances, which Liens encumber only goods, or documents of title covering goods, which are purchased in transactions for which such letters of credit or bankers’ acceptances are issued;

(n)
leases, subleases, licenses or sublicenses (including, in the case of licenses and sublicenses, of intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Borrower and do not secure Debt; and

(o)	Other Liens securing Indebtedness or other obligations in an aggregate outstanding amount from time to time not exceeding $100,000.

Person shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

Prime Rate shall mean the interest rate publicly announced or published from time to time by Lender as its “prime rate” (which rate shall fluctuate as and when said prime rate shall change).  Borrower acknowledges that such “prime rate” is a reference rate and does not necessarily represent the lowest or best rate offered by a Lender to its customers.

Principal Shareholders shall mean and include (a) Neil J. Hennessy, Teresa M. Nilsen, Daniel B. Steadman, Brian A. Hennessy, Rodger Offenbach, Daniel G. Libarle, Thomas L. Seavey, Henry Hansel, and Susan Pomilia, and any other officers or directors of Borrower who may now, or in the future, own Voting Stock of Borrower (b) the spouses, lineal descendants and spouses of the lineal descendants of the Persons listed in clause (a) above, (c) the estates of the Persons listed in clauses (a) or (b) above who are individuals and (d) trusts established primarily for the benefit of one or more of the Persons listed in clauses (a) or (b) above and/or charitable purposes.

Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.  Properties shall mean the plural of Property.  For purposes of this Agreement, Borrower and each Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Pro Rata Share shall mean for the item at issue, with respect to each Lender, a fraction (expressed as a percentage), the numerator of which is the portion of such item owned or held by such Lender and the denominator of which is the total amount of such item owned or held by all Lenders.  As of the date of this Agreement, the Pro Rata Share of each Lender of the Commitments and the Loan is as set forth opposite such Lender’s name on Schedule 2.01.

Qualified ECP Guarantor shall mean, in respect of any Swap Obligation, any Obligor that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant Lien becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

RCRA shall mean the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

Regulation D shall mean Regulation D of The Board of Governors of the Federal Reserve System, as from time to time amended.

Regulatory Change shall mean the adoption of any applicable Law, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority; provided, that for purposes of this Agreement, (i) all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Regulatory Change regardless of the date enacted, adopted, issued, promulgated or implemented, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Regulatory Change regardless of the date enacted, adopted, issued, promulgated or implemented.

Release shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and/or other receptacles containing (or containing traces of) any Hazardous Substance.

Reportable Event shall have the meaning given to such term in ERISA.

Required Lenders shall mean Lenders having aggregate Pro Rata Shares greater than 66 2/3%, provided, however, that if there are two (2) or fewer Lenders, “Required Lenders” shall mean all Lenders (other than Defaulting Lenders).  The Pro Rata Share of any Defaulting Lender shall be disregarded in determining the Required Lenders at any time.

Restricted Investment shall mean any Investment, or any expenditure or any incurrence of any liability to make any expenditure for an Investment, other than:

(a)	loans and/or advances by any Subsidiary to Borrower, the payment of which is subordinated in writing to the payment of Borrower’s Obligations in form and substance satisfactory to Agent and Lenders;

(b)
direct obligations of the United States of America or any instrumentality or agency thereof, the payment of which is unconditionally guaranteed by the United States of America or any instrumentality or agency thereof (all of which Investments must mature within twelve (12) months from the time of acquisition thereof);

(c)
Investments in readily marketable commercial paper which, at the time of acquisition thereof by Borrower or any Subsidiary, is rated A-1 or better by S&P and P-1 or better by Moody’s and which matures within 270 days from the date of acquisition thereof, provided that the issuer of such commercial paper shall, at the time of acquisition of such commercial paper, have a senior long-term debt rating of at least A by S&P and Moody’s;

(d)
negotiable certificates of deposit or negotiable bankers acceptances issued by a Lender or any other bank or trust company organized under the Laws of the United States of America or any state thereof, which bank or trust company (other than a Lender to which such restrictions shall not apply) is a member of both the Federal Deposit Insurance Corporation and the Federal Reserve System and has a Thomson BankWatch Global Issuer Rating of “B” or better (all of which Investments must mature within twelve (12) months from the time of acquisition thereof);

(e)
repurchase agreements, which shall be collateralized for at least 102% of face value, issued by a Lender or any other bank or trust company organized under the Laws of the United States or any state thereof, which bank or trust company (other than a Lender to which such restrictions shall not apply) is a member of both the Federal Deposit Insurance Corporation and the Federal Reserve System and has a Thomson BankWatch Global Issuer Rating of “B” or better (all of which Investments must mature within twelve (12) months from the time of acquisition thereof);

(f)
Investments existing as of the date of this Agreement and listed on Schedule 4.18 attached hereto (without giving effect to any changes to Schedule 4.18 made after the date of this Agreement), and any future retained earnings in respect thereof;

(g)	Investments incurred in connection with Acquisitions permitted by this Agreement;

(h)	Investments in one or more Subsidiaries permitted by this Agreement;

(i)	cash, cash equivalents and short-term marketable securities;

(j)	extensions of credit in the nature of accounts receivable or notes receivable in the ordinary course of business;

(k)	reasonable advances made for costs and expenses in the ordinary course of business in the aggregate amount not to exceed at any time $100,000;

(l)	shares of any Hennessy Fund;

(m)
loans or advances in the usual and ordinary course of business to directors, officers and/or employees of Borrower or a Subsidiary for business, travel, relocation and entertainment expenses in the aggregate principal amount of up to $25,000 at any one time outstanding;

(n)
Investments in investment grade (S&P BBB- or better / Moody’s BAA3 or better) marketable securities and in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(o)
Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(p)
Investments constituting deposits made in connection with the purchase of goods or services or to secure the performance of statutory obligations constituting liens permitted hereunder, in each case in the ordinary course of business in an aggregate amount for such deposits not to exceed $100,000 at any one time;

(q)	Investments resulting from entering into Treasury Management Agreements; and

(r)	Investments constituting Guarantees permitted under Section 5.02(a).

S&P shall mean Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

Sanctioned Country shall mean, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

Sanctioned Person shall mean, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

Sanctions shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

SEC shall mean the United States Securities and Exchange Commission.

Security Agreement shall mean the Security Agreement dated as of the date hereof and executed by Borrower in favor of Agent for the benefit of Lenders, as the same may from time to time be amended, modified, extended, renewed or restated.

Subordinated Indebtedness shall mean, as of the date of any determination thereof, the aggregate principal amount of all Indebtedness of Borrower outstanding as of such date which is subordinated in writing (either by its terms or pursuant to a subordination agreement) to the payment and priority of all of Borrower’s Obligations in form and substance satisfactory to Agent and Lenders.

Subsidiary shall mean any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the issued and outstanding capital stock or other equity interests entitled to vote for the election of directors, managers or other persons performing similar functions (other than by reason of default in the payment of dividends or other distributions) is at the time owned directly or indirectly by Borrower or any Subsidiary provided, however, that no investment company registered under the Investment Company Act shall be a Subsidiary of any Person except if such Person beneficially owns or holds or has the power to direct the voting power of more than 50% or more of any class of capital stock or other equity interests of such investment company; provided further that ownership interests owned or held by any investment company registered under the Investment Company Act shall not be considered when determining whether a Person is a Subsidiary of another Person.

Swap Contract shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or any Subsidiary shall be a Swap Contract.

Swap Obligation shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

Swap Termination Value shall mean, in respect of any Swap Contract, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contract, (a) for any date on or after the date such Swap Contract has been closed out and a termination value determined in accordance therewith, such termination value and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contract (which may include a Lender or any affiliate of a Lender).

Taxes shall have the meaning ascribed thereto in Section 2.2(a).

Third Party Collateral shall mean any Property of any Obligor other than Borrower which now or at any time hereafter secure the payment or performance of any of Borrower’s Obligations and/or any Guarantee thereof.

Transaction Documents shall mean this Agreement, the Judicial Reference Agreement, the Notes, the Security Agreement, the Patent, Trademark and License Security Agreement, and any and all other agreements, documents and instruments heretofore, now or hereafter delivered to Lender with respect to or in connection with or pursuant to this Agreement, any Advances made hereunder, any of Borrower’s Obligations and/or any Guaranty, and executed by or on behalf of Borrower and/or any other Obligor, including, without limitation, any agreement, document or instrument heretofore, now or hereafter executed by Borrower with or in favor of Agent for the benefit of Lenders providing for any interest rate swap, interest rate cap or other interest rate hedge, all as the same may from time to time be amended, modified, extended, renewed or restated.

Treasury Management Agreement shall mean any agreement, document or instrument governing the provision of depository, treasury and/or cash management services, including, without limitation, deposit accounts, overdraft protection, credit, debit and purchase cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

USA PATRIOT Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as from time to time amended.

Voting Stock shall mean, with respect to any corporation or other entity, any shares of stock or other equity interests of such corporation or other entity whose holders are entitled under ordinary circumstances to vote for the election of directors (or Persons performing similar functions) of such corporation or other entity (irrespective of whether at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Welfare Plan shall mean a “welfare plan” as such term is defined in Section 3(1) of ERISA, which is established or maintained by Borrower or any ERISA Affiliate, other than a Multi-Employer Plan.

1.02           Continuance of an Event of Default. For purposes of this Agreement and the other Transaction Documents, an Event of Default shall be deemed to be continuing until it is either cured by Borrower, or waived in writing by Agent, Lenders or Required Lenders, as required by Section 8.10 of this Agreement.

1.03           Accounting Terms and Determinations. Except as otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP as in effect from time to time. Notwithstanding the foregoing, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any change to, or modification of, GAAP which would require the capitalization of leases characterized as “operating leases” as of the date of this Agreement (it being understood that financial statements shall be prepared without giving effect to this sentence).

1.04           Other Interpretive Provisions

(a)           (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)           The term “including” is not limiting and means “including without limitation.”

(iii)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including."

(b)           Unless otherwise expressly provided herein or in the applicable Transaction Document, references herein and in any other Transaction Document (i) to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Transaction Document, (ii) to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation and (iii) to any Person shall include such Person’s successors and assigns (subject to limitations on assignment set forth in the Transaction Documents).

(c)           If any change in GAAP occurs after the date of this Agreement and such change results in a material variation in the method of calculation of financial covenants or other terms of this Agreement or in what Subsidiaries are consolidated for financial reporting purposes, then Borrower, Agent and each Lender agree to amend such provisions of this Agreement so as to equitably reflect such change so that the criteria for evaluating Borrower’s financial condition will be the same after such change as if such change had not occurred, and, until such amendment becomes effective, such determinations shall be made without giving effect to such change in GAAP.

SECTION 2.  LOAN .

2.01           Loan Commitments.  Subject to the terms and conditions set forth in this Agreement and so long as no Default or Event of Default has occurred and is continuing, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make an Advance to Borrower on or about the date of this Agreement in the principal amount of such Lender’s Pro Rata Share of $35,000,000.00 (the “Loan”).  The Loan shall be made by Lenders ratably in proportion to their respective Commitments.  The Loan shall mature on the Maturity Date (on which date all unpaid principal and all accrued and unpaid interest shall become due and payable).  The principal balance of the Loan shall be due and payable in 49 consecutive monthly installments as follows:  (a) 48 equal consecutive monthly installments, each in the amount of $364,583.33, due and payable on the first day of each month, commencing on October 1, 2015; and (b) the 49th and final installment in the amount of the then outstanding and unpaid principal balance of the Loan due and payable on the Maturity Date.  All principal payments and prepayments on the Loan shall, unless otherwise directed by Borrower in writing at or prior to the time of such payment or prepayment, be applied first to Base Rate Advances and then to LIBOR Advances (and among the LIBOR Advances being applied to the Interest Periods in the order of their respective expiration dates [i.e. earliest expiration date first]).

2.02           Notes.

(a)           Each Lender’s portion of the Loan shall be evidenced by a Term Loan Promissory Note of Borrower, payable to the order of such Lender, in the original principal amount equal to the amount of such Lender's Pro Rata portion of the Loan under this Agreement, each of which Term Loan Promissory Note shall be in substantially the form of Exhibit A attached hereto and incorporated herein by reference (with appropriate insertions) (as the same may from time to time be amended, modified, extended, renewed or restated, the “Note”; and collectively, the “Notes”).

(b)           Lender shall record in its books and records the date and amount of the Loan and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay the Loan shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation.  The books and records of Lender showing the account between Lender and Borrower shall be conclusive in the absence of demonstrable error.

2.03           Continuation and Conversion of Advances; Selection of Interest Rates .

(a)           The Loan shall initially bear interest at the Adjusted Base Rate; provided, however, that Borrower may from time to time fix the interest rate on all or any portion of the Loan in an amount not less than $1,000,000 or any larger multiple of $500,000 at the LIBOR Rate for an Interest Period selected by Borrower (subject to the definition of Interest Period).  Notwithstanding the foregoing, in addition to and without limiting the rights and remedies of Agent and Lenders under Section 6 below, so long as any Default or Event of Default under this Agreement has occurred and is continuing, Borrower shall not be permitted to fix the interest rate on all or any portion of the Loan at the LIBOR Rate.  If Borrower elects to have any portion of the Loan bear interest at the LIBOR Rate (including by way of the continuation of an existing LIBOR Advance at the end of the Interest Period therefor as a new LIBOR Advance for a new Interest Period), Borrower shall send Agent a Notice of Borrowing by 11:00 a.m. (St. Louis time) at least three (3) New York Banking Days before any date (which must be a New York Banking Day) upon which Borrower desires to fix the interest rate on any portion of the Loan at the LIBOR Rate (including by way of the continuation of an existing LIBOR Advance at the end of the Interest Period therefor as a new LIBOR Advance for a new Interest Period), which Notice of Borrowing shall specify the portion of the Loan which is to bear interest at the LIBOR Rate and the Interest Period to be applicable thereto (subject to the definition of Interest Period).  Borrower may not revoke or rescind any Notice of Borrowing.  Unless Borrower shall have otherwise notified Agent in accordance with this Section 2.03(a), upon the expiration of any Interest Period, the applicable LIBOR Advance shall automatically convert to a Base Rate Advance.

(b)           Borrower may not have outstanding and Lenders shall not be obligated to make more than four (4) LIBOR Advances at any one time.

(c)           Borrower hereby irrevocably authorizes Agent and each Lender to rely on telephonic, facsimile, e-mail or written instructions of any person identifying himself or herself as one of the individuals listed on Schedule 2.03 (each, an “Authorized Person”) with respect to any request to continue or convert any Advance or a repayment under this Agreement and on any signature which Agent or a Lender believes in good faith to be genuine, and Borrower shall be bound thereby in the same manner as if such individual were actually authorized or such signature were genuine.  Borrower also hereby agrees to defend and indemnify Agent and each Lender and hold Agent and each Lender harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, Attorneys' Fees) relating to or arising out of or in connection with the acceptance of instructions purportedly given by any Authorized Person for continuations or conversions of Advances or repayments under this Agreement, except to the extent such claims, demands, damages, liabilities, losses, costs or expenses arise from Agent’s or any Lender’s gross negligence or willful misconduct.

                2.04           Interest Rates and Interest Payments.

(a)           So long as no Event of Default has occurred and is continuing, the from time to time outstanding principal balance of each Base Rate Advance shall bear interest prior to the Maturity Date (whether by reason of acceleration or otherwise) at an annual rate equal to the Adjusted Base Rate.  So long as any Event of Default has occurred and is continuing, the from time to time outstanding principal balance of each Base Rate Advance shall, unless otherwise agreed in writing by each Lender, bear interest prior to the Maturity Date (whether by reason of acceleration or otherwise) at an annual rate equal to 1% over and above the Adjusted Base Rate.  Such interest shall be due and payable monthly in arrears on the first day of each month, commencing on the first such date after such Base Rate Advance is made, and on the Maturity Date (whether by reason of acceleration or otherwise).  From and after the Maturity Date (whether by reason of acceleration or otherwise), the from time to time outstanding principal balance of each Base Rate Loan shall bear interest at an annual rate equal to 1% over and above the Adjusted Base Rate and be due and payable on demand.

(b)           So long as no Event of Default has occurred and is continuing, the from time to time outstanding principal balance of each LIBOR Advance shall bear interest prior to the Maturity Date (whether by reason of acceleration or otherwise) at an annual rate equal to the applicable LIBOR Rate.  So long as any Event of Default has occurred and is continuing, the from time to time outstanding principal balance of each LIBOR Advance shall bear interest prior to the Maturity Date (whether by reason of acceleration or otherwise) at an annual rate equal to 2% per annum over and above the applicable LIBOR Rate.  Such interest shall be due and payable for each Interest Period on the last day thereof, unless the duration of such Interest Period exceeds three (3) months, in which case such interest shall be due and payable at the end of the first three (3) months of such Interest Period and on the last day of such Interest Period, and on the Maturity Date (whether by reason of acceleration or otherwise).  From and after the Maturity Date (whether by reason of acceleration or otherwise), the from time to time outstanding principal balance of each LIBOR Advance shall bear interest at a rate per annum equal to 2% over and above the applicable LIBOR Rate and be due and payable on demand.

(c)           Agent shall determine each interest rate applicable to the Loan under this Agreement and its determination thereof shall be conclusive in the absence of demonstrable error.

2.05           Computation of Interest.  Interest on Base Rate Advances shall be computed on the basis of a year of 365 or 366 days, as the case may be, and paid for the actual number of days elapsed (including the first day but excluding the last day).  Interest on LIBOR Advances shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period (from and including the first day thereof to, but excluding, the last day thereof).

2.06           Fees.

(a)           Borrower agrees to pay Agent certain fees in the amounts and on the dates set forth in a letter agreement between Borrower and Agent dated as of August 18, 2015, as the same may from time to time be amended, modified, extended, renewed or restated (the “Fee Letter”).  All obligations of Borrower under the Fee Letter shall survive the execution, expiration and/or termination of this Agreement.

(b)           If Borrower fails to make any payment of any principal of or interest on the Loan within ten (10) days after the date the same shall become due and payable, whether by reason of maturity, acceleration or otherwise, in addition to all of the other rights and remedies of Lender under this Agreement and at law or in equity, Borrower shall pay Lender on demand with respect to each such late payment a late fee in an amount equal to Two Percent (2%) of the amount of each such late payment.

2.07           General Provisions as to Payments.

(a)           All payments of principal, interest, fees and/or other amounts, including prepayments, that Borrower is required or permitted to make under the terms of this Agreement shall be made to Agent (i) in immediately available federal funds, to be received no later than 12:00 noon (St. Louis time) on the date on which such payment is due (or the following Business Day if such date is not a Business Day) to such account as Agent may from time to time designate by written notice to Borrower); and (ii) without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, impost, duties, charges, fees, deductions, withholding, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Borrower is required by law to make such deduction or withholding.

(b)           [RESERVED].

(c)           Agent will distribute to each Lender in immediately available funds its Pro Rata Share of each such payment received by Agent for the account of Lenders by 1:00 p.m. (St. Louis time) on the day of receipt of such payment by Agent if such payment is received by Agent from Borrower by 11:00 a.m. (St. Louis time) on such day or by 11:00 a.m. (St. Louis time) on the next succeeding Business Day if such payment is received by Agent from Borrower after 11:00 a.m. (St. Louis time) on such day.

2.08           Prepayments.

(a)           Borrower may, upon notice to Agent no later than 11:00 a.m. (St. Louis time) on the date at least three (3) New York Banking Days before the date of the prepayment (which must be a New York Banking Day), prepay all at any time or any portion from time to time of the unpaid principal balance of the Loan prior to the Maturity Date; provided that:  (i) contemporaneously with each such prepayment Borrower shall pay all accrued and unpaid interest on the portion of the Loan being prepaid to and including the date of prepayment; (ii) partial prepayments shall be applied to the installments of principal of the Loan in the inverse order of their stated maturities; (iii) partial prepayments shall be in an aggregate amount of at least $100,000 or any larger multiple of $50,000; and (iv) if Borrower is making a prepayment on any portion of a LIBOR Advance, Borrower shall pay Agent for the benefit of Lenders the funding losses and other amounts, if any, required under Section 2.10.  Each such voluntary prepayment shall be applied to pay each Lender’s portion of the Loan in proportion to their respective Pro Rata Shares.  Each notice of prepayment may, at Borrower’s option, be conditioned upon the closing of a replacement financing transaction or other corporate transaction.

(b)           Upon receipt of a notice of prepayment pursuant to Section 2.08(a), Agent shall promptly notify each Lender of the contents thereof and of such Lender's Pro Rata Share of such payment.  To the extent such notice relates to a LIBOR Advance, it shall not thereafter be revocable by Borrower.

(c)           In addition to the regularly scheduled principal payments of the Loan under Section 2.01, any voluntary prepayments made by Borrower under Section 2.08(a) and any prepayments made by Borrower under Section 2.08(d), Borrower hereby covenants and agrees to pay to Agent for the benefit of Lenders:  (i) within two (2) Business Days after the date, if any, on which an announcement is made by Borrower that the 2015 Stock Repurchase will not occur, an amount equal to the aggregate principal amount of the Advances made on the effective date of this Agreement, less the amount of any outstanding Indebtedness (including, without limitation, principal and interest) due U.S. Bank under the Original Loan Agreement immediately prior to the effective date of this Agreement, less any costs and expenses incurred in connection with the term loan facility evidenced by this Agreement through the date of such prepayment, less interest accrued on the Advances between the effective date of this Agreement and the date of such prepayment; (ii) within ten (10) days after receipt thereof, all of the net cash proceeds received by Borrower or any Subsidiary from any Capital Transaction (except from the 2015 Stock Repurchase) to the extent the aggregate amount of such proceeds received by Borrower and all Subsidiaries on a combined basis during the term of the term loan facility evidenced by this Agreement exceeds the sum of $3,000,000; (iii) within ten (10) days after receipt thereof, all of the net cash proceeds received by Borrower or any Subsidiary from the issuance of any Subordinated Indebtedness subsequent to the date of this Agreement, excluding all proceeds of Indebtedness between Borrower and a Subsidiary or between two Subsidiaries; and (iv) within sixty (60) days after receipt thereof, all of the net cash proceeds received by Borrower or any Subsidiary from the sale or other disposition of any Property (other than proceeds used or committed to be used to acquire replacement Property), to the extent the aggregate amount of such proceeds received by Borrower and Subsidiaries on a combined basis during any fiscal year exceeds the sum of $1,000,000 (excluding the proceeds of the sale of any Hennessy Advisory Agreements, all of which shall be delivered to Lender).  All payments due pursuant to this Section 2.08(c) shall be applied to the remaining installments of principal of the Loan in the inverse order of their stated maturities until the Loan is paid in full, and Agent shall promptly remit to each Lender its ratable share of each such payment.  All principal payments applied to the Loan pursuant to this Section 2.08(c) shall, unless otherwise directed by Borrower in writing at or prior to the time of such payment, be applied first to the Base Rate Advances and then to the LIBOR Advances (and among the LIBOR Advances being applied to the Interest Periods in the order of their respective expiration dates (i.e. earliest expiration date first).

(d)           In addition to the regularly scheduled principal payments due on the Loan under Section 2.01, any voluntary prepayments made by Borrower under Section 2.08(a) and any payments made by Borrower under Section 2.08(c), until the Loan has been paid in full, Borrower shall make a mandatory prepayment on the Loan in an amount equal to 25% of Consolidated Excess Cash Flow (if any) for each fiscal year, which prepayments shall be due and payable within ten (10) days after delivery to Agent of Borrower’s annual audited financial statements, but in no event later than 90 days after the end of each fiscal year (commencing with the fiscal year ending September 30, 2016).  All payments due pursuant to this Section 2.08(d) shall be applied to the payment of the remaining installments of principal of the Loan in the inverse order of their stated maturities until the Loan is paid in full, and Agent shall promptly remit to each Lender its ratable share of each such payment.

(e)           All prepayments made pursuant to this Section 2.08 shall be applied, unless otherwise directed by Borrower in writing at or prior to the time of such payment, first to Base Rate Advances and then to the LIBOR Advances (and among the LIBOR Advances being applied to the Interest Periods in the order of their respective expiration dates (i.e. earliest expiration date first).

2.09           General Provisions as to Payments.  Borrower shall make each payment of principal of, and interest on, the Loan and of fees and all other amounts payable by Borrower under this Agreement, not later than 12:00 noon (St. Louis time) on the date when due and payable, in federal or other funds immediately available to Lender at its address referred to in Section 8.07.  All payments received by Lender after 12:00 noon (St. Louis time) shall be deemed to have been received by Lender on the next succeeding Business Day.  Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time.

2.10           Funding Losses.  Notwithstanding any provision contained in this Agreement to the contrary, (i) if Borrower makes any payment of principal with respect to any LIBOR Advance (pursuant to Sections 2 or 6 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or (ii) if Borrower fails to borrow or pay any LIBOR Advance after notice has been given by Borrower to Agent in accordance with Section 2.03 or otherwise, Borrower shall reimburse each Lender on demand for any Interest Differential incurred by such Lender, including, without limitation, any losses incurred in obtaining, liquidating or employing deposits from third parties and any loss of margin for the period after any such payment; provided that such Lender shall have delivered to Borrower a certificate setting forth in reasonable detail the calculation of the amount of such losses and expenses, which calculation shall be conclusive in the absence of demonstrable error.

2.11           Inability to Determine LIBOR Base Rate; Basis for Determining Interest Rate Inadequate or Unfair.

(a)           If with respect to any Interest Period for a LIBOR Advance, Agent reasonably determines that adequate and reasonable means do not exist for determining the LIBOR Base Rate for such Interest Period, Agent shall forthwith give notice thereof to each Lender and Borrower which notice shall set forth in detail the basis for such notice, whereupon until Agent notifies each Lender and Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligation of each Lender to make or continue LIBOR Advances, and/or to convert any Base Rate Advances into LIBOR Advances, shall be suspended, (ii) the LIBOR Rate shall not be available to Borrower as an interest rate option on the Loans, and (iii) all of the then outstanding LIBOR Advances shall automatically convert to Base Rate Advances on the last day of the then current Interest Period applicable to each such LIBOR Advance.  Interest accrued on each such LIBOR Advance prior to any such conversion shall be due and payable on the date of such conversion.  No notice of inability to determine the LIBOR Base Rate under this Section 2.11(a) shall be made unless such Lender shall deliver comparable notices to other similarly situated borrowers.

(b)           If with respect to any Interest Period for a LIBOR Advance any Lender reasonably determines that (a) deposits in U.S. dollars (in the applicable amounts) are not being offered to such Lender in the relevant market for such Interest Period or (b) the LIBOR Rate as determined pursuant to the definition thereof will not adequately and fairly reflect the cost to such Lender of maintaining or funding its LIBOR Advances for such Interest Period, such Lender shall forthwith give notice thereof to Agent and Borrower which notice shall set forth in detail the basis for such notice, whereupon until such Lender notifies Agent and Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligation of such Lender to make or continue LIBOR Advances, and/or to convert any Base Rate Advances into LIBOR Advances, shall be suspended, (ii) the LIBOR Rate shall not be available to Borrower as an interest rate option on the Loans made by such Lender, and (iii) all of the then outstanding LIBOR Advances made by such Lender shall automatically convert to Base Rate Advances on the last day of the then current Interest Period applicable to each such LIBOR Advance.  Interest accrued on each such LIBOR Advance prior to any such conversion shall be due and payable on the date of such conversion.

2.12           Illegality.  If, after the date of this Agreement, the adoption of any Regulatory Change, or compliance by any Lender with any Regulatory Change shall make it unlawful or impossible for any Lender to make, maintain or fund its LIBOR Advances to Borrower, such Lender shall forthwith give notice thereof to Borrower.  Upon receipt of such notice, Borrower shall convert all of its then outstanding LIBOR Advances from such Lender on either (a) the last day of the then current Interest Period applicable to such LIBOR Advance if such Lender may lawfully continue to maintain and fund such LIBOR Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such LIBOR Advance to such day, to a Base Rate Advance in an equal principal amount.  Interest accrued on each such LIBOR Advance prior to any such conversion shall be due and payable on the date of such conversion.

2.13           Increased Costs.

(a)           If (i) Regulation D or (ii) after the date hereof, any Regulatory Change:  (A) shall subject any Lender to any tax, duty or other charge with respect to its LIBOR Advances or its obligation to make LIBOR Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its LIBOR Advances or any other amounts due under this Agreement in respect of its LIBOR Advances or its obligation to make LIBOR Advances; or (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by The Board of Governors of The Federal Reserve System), special deposit, capital or similar requirement against assets of, deposits with or for the account of, or credit extended or committed to be extended by, any Lender or shall, with respect to any Lender impose, modify or deem applicable any other condition affecting such Lender's LIBOR Advances or such Lender's commitment or obligation to make LIBOR Advances; and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D, to impose a cost on or increase the cost to) such Lender of making or maintaining any LIBOR Advance, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, by an amount reasonably deemed by such Lender to be material, and if such Lender is not otherwise fully compensated for such increase in cost or reduction in amount received or receivable with respect to LIBOR Advances by virtue of the inclusion of the reference to “LIBOR Reserve Percentage” in the calculation of the LIBOR Rate, then upon notice by such Lender to Borrower, which notice shall set forth such Lender's supporting calculations in reasonable detail and the details of the Regulatory Change, Borrower shall pay such Lender, as additional interest, such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender demands compensation under Section 2.13(a) with respect to LIBOR Advances, Borrower may at any time, upon at least three (3) New York Banking Days’ prior notice to such Lender, convert its then outstanding LIBOR Advances to Base Rate Advances in an equal principal amount.  Interest accrued on each such LIBOR Advance prior to any such conversion shall be due and payable on the date of such conversion together with any funding losses and other amounts due under Section 2.10 and this Section 2.13.

(c)           Within 30 days after Borrower’s receipt of the certificate referred to in the next sentence, Borrower shall pay to the applicable Lender such additional amount or amounts as will compensate such Lender for such increased cost; provided that, no such amounts shall be payable with respect to increased costs incurred more than three (3) months before such Lender demands compensation under this Section 2.13. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.13, it shall submit to Borrower a certificate certifying (a) that one of the events described in this Section 2.13 has occurred and describing in reasonable detail the nature of such event, (b) as to the increased cost resulting from such event, (c) as to the good faith basis therefor, and (d) as to the additional amount demanded by such Lender, in reasonable detail the calculations used by Lender to arrive at the amount or amounts claimed to be due.  Each determination by a Lender of amounts owing under this Section 2.13 shall be rebuttably presumptive evidence of the matters set forth therein.  No demand for payment under this Section 2.13 shall be made unless such Lender shall make comparable demands of other similarly situated borrowers.

2.14           Base Rate Advances Substituted for Affected LIBOR Advances.  If notice has been given by Agent or a Lender pursuant to Sections 2.11 or 2.12 or by Borrower pursuant to Section 2.13 requiring LIBOR Advances of any Lender to be repaid, then, unless and until such Lender or Agent notifies Borrower that the circumstances giving rise to such repayment no longer apply, all Advances which would otherwise be made by such Lender to Borrower as LIBOR Advances shall be made instead as Base Rate Advances.  Agent or the applicable Lender, as the case may be, shall promptly notify Borrower if and when the circumstances giving rise to such repayment no longer apply.

2.15           Capital Adequacy.  If, after the date of this Agreement, any Lender shall have determined in good faith that the adoption of any Regulatory Change, has or will have the effect of reducing the rate of return on such Lender's capital in respect of its obligations under this Agreement to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender's policies with respect to capital adequacy), then from time to time Borrower shall pay to such Lender after demand such additional amount or amounts as will compensate such Lender for such reduction.  All determinations made in good faith by such Lender of the additional amount or amounts required to compensate such Lender in respect of the foregoing shall be conclusive in the absence of demonstrable error.  In determining such amount or amounts, such Lender may use any reasonable averaging and attribution methods.  Within 30 days after Borrower’s receipt of the certificate referred to in the next sentence, Borrower shall pay to the applicable Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that, no such amounts shall be payable with respect to reductions incurred more than three (3) months before such Lender demands compensation under this Section 2.15. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.15, it shall submit to Borrower a certificate certifying (a) that one of the events described in this Section 2.15 has occurred and describing in reasonable detail the nature of such event, (b) as to the reduction resulting from such event, (c) as to the good faith basis therefor, and (d) as to the additional amount demanded by such Lender, in reasonable detail the calculations used by Lender to arrive at the amount or amounts claimed to be due.  Each determination by a Lender of amounts owing under this Section 2.15 shall be rebuttably presumptive evidence of the matters set forth therein.  No demand for payment under this Section 2.15 shall be made unless such Lender shall make comparable demands of other similarly situated borrowers.

2.16           Survival of Indemnities.  All indemnities and all provisions relating to reimbursement to Lenders of amounts sufficient to protect the yield to Lenders with respect to the Loan, including, without limitation, Section 2.15, shall survive the payment of the Notes and other Borrower’s Obligations and the termination of this Agreement; provided, however, that Borrower shall have no such indemnity obligations unless a demand is made within one (1) year after the date upon which Lender’s right to reimbursement arises.

2.17           Discretion of Lenders as to Manner of Funding.  Notwithstanding any provision contained in this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its LIBOR Advances in any manner it elects, it being understood, however, that for purposes of this Agreement all determinations hereunder (including, without limitation, the determination of each Lender's funding losses and expenses under Section 2.10) shall be made as if such Lender had actually funded and maintained each LIBOR Advance through the purchase of deposits having a maturity corresponding to the maturity of the applicable Interest Period relating to the applicable LIBOR Advance and bearing an interest rate equal to the applicable LIBOR Base Rate.

2.18           Sharing of Payments.  Lenders agree among themselves that, in the event that any Lender shall directly or indirectly obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, banker's lien or counterclaim, through the realization, collection, sale or liquidation of any collateral or otherwise) on account of or in respect of any of the Loans or any other Borrower’s Obligations in excess of its Pro Rata Share of all such payments, such Lenders shall immediately purchase from the other Lenders participations in the Loans or other Borrower’s Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that Lenders share such payment ratably in accordance with their respective Pro Rata Shares of the outstanding Loans and other Borrower’s Obligations.  Lenders further agree among themselves that if any such excess payment to a Lender shall be rescinded or must otherwise be restored, the other Lenders which shall have shared the benefit of such payment shall, by repurchase of participation theretofore sold, or otherwise, return its share of that benefit to Lender whose payment shall have been rescinded or otherwise restored.  Borrower agrees that any Lenders so purchasing a participation in the Loans or other Borrower’s Obligations to the other Lenders may exercise all rights of setoff, banker's lien and/or counterclaim as fully as if such Lenders were a holder of such Loan or other Borrower’s Obligations in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar law any Lender receives a secured claim in lieu of a setoff to which this Section 2.18 would apply, such Lenders shall, to the extent practicable, exercise their rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section 2.18 to share in the benefits of any recovery of such secured claim.

2.19           Application of Payments.  Notwithstanding any provision contained in this Agreement and/or any other Transaction Document to the contrary:

(a)           so long as neither Agent nor Required Lenders have accelerated and demanded immediate repayment of any or all Borrower's Obligations following an Event of Default under this Agreement, (i) all monies received by Agent and/or any Lender as a result of a voluntary payment from Borrower shall be applied to the payment of the various Borrower's Obligations as directed by Borrower, and Agent shall promptly remit to each Lender its ratable share of each such payment, (ii) all monies received by Agent as a result of a mandatory prepayment from Borrower pursuant to Sections 2.08(c) and 2.08(d), shall be applied to the payment of the Loan in the manner and order set forth in Section 2.08(e), and Agent shall promptly remit to each Lender its ratable share of each such payment.  All principal payments applied to the Loan pursuant to this clause (a) shall, unless otherwise directed by Borrower in writing at or prior to the time of such payment, be applied first to the Base Rate Advances and then to the LIBOR Advances (and among the LIBOR Advances being applied to the Interest Periods in the order of their respective expiration dates (i.e. earliest expiration date first); and

(b)           all monies received by Agent and/or any Lender after Agent or Required Lenders have accelerated and demanded immediate repayment of any or all of Borrower's Obligations following an Event of Default under this Agreement, whether received as a result of a voluntary or mandatory payment from Borrower and/or any other Obligor, through the exercise of a right of setoff or realized from the sale or other disposition of or collections from any of the Collateral or resulting from any proceedings against any Borrower or any other Obligor or from any source whatsoever, shall be applied in the following order (or in such other order as each of Lenders may agree):  (i) first, to the reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred by Agent and/or any Lender to effect such recovery, to enforce any right or remedy under this Agreement, any other Transaction Document or any other agreement with Borrower or any Person relating to such recovery, to dispose of any of the Collateral, to preserve or protect any of the Collateral, including, without limitation, making expenditures for taxes, insurance premiums, prevention of waste and preservation of any of the Collateral, repairs and maintenance, or to manage and operate any of the Collateral; and (ii) second, pro rata among the various Borrower’s Obligations based on the then total outstanding amount of each of said Borrower's Obligations on the date of receipt of such monies.

2.20           Taxes.

(a)           Except as otherwise provided in Section 2.20(d), any and all payments by Borrower to or for the account of Agent and/or any Lender under or in respect of this Agreement, the Notes and/or any other Transaction Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable by Borrower to Agent and/or any Lender under or in respect of this Agreement, the Notes and/or any other Transaction Document (other than payments for which taxes are withheld pursuant to Section 2.20(d)), (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20(a)) Lender receives an amount equal to the sum it would have received had no such deduction of Taxes been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) Borrower shall furnish to Agent and/or such Lender, at its address referred to in Section 8.07, the original or a certified copy of a receipt evidencing payment thereof or such other evidence in form and substance reasonably satisfactory to Agent and/or such Lender that Borrower met its obligations under this Section 2.20(a).

(b)           In addition, Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made under or in respect of this Agreement, the Notes and/or any other Transaction Document or from the execution or delivery of, or otherwise with respect to, this Agreement, the Note and/or any other Transaction Document (hereinafter referred to as “Other Taxes”).

(c)           Borrower agrees to indemnify Agent and each Lender for the full amount of Taxes or Other Taxes, respectively (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.20), paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within fifteen (15) days from the date Agent and/or a Lender makes written demand therefor, accompanied by a certificate of Agent and/or such Lender setting forth in reasonable detail its computation of the amount or amounts to be paid to it hereunder and describing in reasonable detail the basis therefor; provided, however, that no indemnification for any Taxes or Other Taxes shall be owed if such amounts have already been paid by Borrower as a result of an increase in the amounts otherwise payable hereunder pursuant to Section 2.20(a)(i); provided further that, to the extent that Lender is reimbursed for any Taxes that were incorrectly or illegally asserted with respect to Borrower, Lender shall promptly return to Borrower the amount of such reimbursement net of any costs of recovery incurred by Lender, to the extent Borrower has actually paid such Lender with respect thereto.

(d)           If a payment made to any Lender under this Agreement, the Notes and/or any other Transaction Document would be subject to United States federal withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to Borrower and Agent or such Lender at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law and such additional documentation reasonably requested by Borrower and Agent as may be necessary for Borrower or Agent to comply with their obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.  For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of the Amendment, Borrower and Agent shall treat (and Lenders hereby authorize Agent to treat) this Agreement, each Note and/or any other Transaction Document as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(e)           The provisions of this Section 2.20 shall survive any expiration or termination of this Agreement and the payment of the Note and the other Borrower’s Obligations.

2.21           Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)           Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.10.

(b)           Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6 or otherwise) or received by Agent from a Defaulting Lender shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; third, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; sixth, if so determined by Agent, distributed to Lenders other than the Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.21 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)           No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such commitment fee that otherwise would have been required to have been paid to that Defaulting Lender).

(d)           If Borrower and Agent agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loan to be held pro rata by Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3.  PRECONDITIONS TO LOAN CLOSING.

3.01           Preconditions to Loan Closing.  Notwithstanding any provision contained in this Agreement to the contrary, Lenders shall have no obligation to provide the Loan to Borrower unless Agent shall have first received:

(a)           this Agreement, Judicial Reference Agreement, and each Note, each duly executed by Borrower;

(b)           the Security Agreement (which must be in form and substance satisfactory to Lender) duly executed by Borrower, and such Article 9 Certificates, Uniform Commercial Code financing statements and other documents as Lender may reasonably require in connection therewith;

(c)           the Patent, Trademark and License Security Agreement (which must be in form and substance satisfactory to Lender) duly executed by Borrower, and such Article 9 Certificates, Uniform Commercial Code financing statements and other documents as Lender may require in connection therewith;

(d)           a copy of Resolutions of the Board of Directors of Borrower, duly adopted, which authorize the execution, delivery and performance of this Agreement, the Notes and the other Transaction Documents executed by Borrower, certified by the Secretary or Assistant Secretary of Borrower;

(e)           a copy of the Articles of Incorporation of Borrower, including any amendments thereto, certified by the Secretary of State of the State of California;

(f)            a copy of the Third Amended and Restated Bylaws of Borrower, including any amendments thereto, certified by the Secretary or Assistant Secretary of Borrower;

(g)           the Certificate of Secretary (or Assistant Secretary), executed by the Secretary or Assistant Secretary of Borrower;

(h)           a certificate of corporate good standing of Borrower issued by the California Secretary of Stat

(i)           an opinion of counsel of Foley & Lardner LLP, outside counsel to Borrower, and in form and substance satisfactory to Agent and Agent’s counsel;

(j)           UCC, tax lien, and judgment search results from the California Secretary of State and such other jurisdictions as required by Agent for the benefit of Lenders;

(k)           evidence of the proper filing of UCC Financing Statement(s) perfecting first priority security interests in favor of Agent for the benefit of Lenders in all of the Collateral (except for Permitted Liens);

(l)           UCC-3 Financing Statement Amendment(s) terminating all UCC Financing Statements filed of record against Borrower other than UCC-1 Financing Statements relating to Permitted Liens

(m)           evidence satisfactory to Agent of the insurance required by this Agreement and the other Transaction Documents, duly executed by the applicable insurance company(ies);

(n)           copies of the financial statements referenced in Section 4.04 and other Exhibits and Schedules required by this Agreement and the other Transaction Documents;

(o)           [RESERVED];

(p)           copies of the Hennessy Advisory Agreements and all material documents relating to the Hennessy Funds;

(q)           a letter of direction from Borrower with respect to the disbursement of the proceeds of the Loan; and

(r)           such other agreements, documents, instruments and certificates as Agent or Lenders may reasonably request.
For purposes of determining compliance with the conditions specified in this Section 3, by signing this Agreement Agent and Lenders shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to Agent and Lenders.  Agent shall promptly notify Borrower and Lenders of the occurrence of the effective date of this Agreement, which notice shall be conclusive and binding.

3.02           Preconditions to Make or Convert any Advance.  Notwithstanding any provision contained in this Agreement to the contrary, neither Agent nor any Lender shall have any obligation to make, continue or convert any Advance under this Agreement unless:

(a)           Agent shall have received a Notice of Borrowing for the making, continuation or conversion of such Advance;

(b)           both immediately before and immediately after giving effect to the making, continuation or conversion of such Advance, no Default or Event of Default under this Agreement shall have occurred and be continuing;

(c)           no material adverse change in the Properties, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole shall have occurred since the date of this Agreement and be continuing, as determined by Agent in good faith; and

(d)           all of the representations and warranties made by Borrower in this Agreement and/or in any other Transaction Document shall be true and correct in all material respects on and as of the date of the making, continuation or conversion of such Loan as if made on and as of the date of the making, continuation or conversion of such Loan (and for purposes of this Section 3.02(d), the representations and warranties made by Borrower in Section 4.04(a) shall be deemed to refer to the most recent financial statements of Borrower and its Subsidiaries delivered to Agent and Lenders pursuant to Section 5.01(a)), except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each request for the making, continuation or conversion of a Loan by Borrower under this Agreement shall be deemed to be a representation and warranty by Borrower on the date of the making, continuation or conversion of such Loan as to the facts specified in Sections 3.02(b), 3.02(c) and 3.02(d).

SECTION 4.  REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to Agent and Lenders on the date hereof that:

4.01           Existence and Power.  Borrower: (a) is duly incorporated or organized, validly existing and in good standing under the Laws of the State of California; (b) has all requisite corporate or other powers required to carry on its business as now conducted; (c) has all requisite governmental and regulatory licenses, authorizations, consents and approvals required to carry on its business as now conducted, except such licenses, authorizations, consents and approvals the failure to have would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (d) is qualified to transact business as a foreign entity in, and is in good standing under the Laws of, all states in which it is required by applicable Law to maintain such qualification and good standing except for those states in which the failure to qualify or maintain good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Borrower is registered with the SEC as an investment adviser under the Investment Advisers Act.

4.02           Authorization.  The execution, delivery and performance by Borrower of this Agreement, the Notes, and the other Transaction Documents to which Borrower is a party are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action on the part of Borrower.

4.03           Binding Effect.  This Agreement, the Notes, and the other Transaction Documents to which Borrower is a party and which have been executed contemporaneously with or prior to the execution of this Agreement have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency or other similar Laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and the other Transaction Documents to which Borrower is a party which were not executed contemporaneously with or prior to the execution of this Agreement, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency or other similar Laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.04           Financial Statements.  Borrower has furnished Agent and Lenders with the following financial statements, identified by the Chief Financial Officer of Borrower:  (a) consolidated balance sheets and statements of income, retained earnings and cash flows of Borrower and its Subsidiaries as of and for the fiscal years ended September 30, 2012, September 30, 2013 and September 30, 2014, all certified by Borrower’s independent certified public accountants, which financial statements have been prepared in accordance with GAAP; (b) Borrower’s most recently filed Form 10-K, for the fiscal year ended September 30, 2014; (c) Borrower’s most recently filed Form 10-Q, for the fiscal quarter ended June 30, 2015; and (d) Borrower’s most recently filed Form ADV, dated December 15, 2014.  Borrower further represents and warrants to Agent and Lenders that (i) said balance sheets and their accompanying notes fairly present the financial condition of Borrower and its Subsidiaries as of the dates thereof and have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end adjustments), and (ii) there has been no change in the financial condition or results of operation of Borrower since September 30, 2014 which had a Material Adverse Effect.

4.05           Litigation.  Except as disclosed on Schedule 4.05 attached hereto, as of the date of this Agreement there is no action or proceeding pending or, to the knowledge of Borrower, threatened in writing against Borrower before any court, arbitrator or any governmental, regulatory or administrative body, instrumentality, authority, agency or official with respect to this Agreement or any of the  transactions contemplated hereby or as to which there exists a substantial likelihood of an adverse determination which determination would reasonably be expected to have a Material Adverse Effect.  Borrower is not in default with respect to any order, writ, injunction, decision or decree of any court, arbitrator or any governmental, regulatory or administrative body, instrumentality, authority, agency or official, a default under which would, in the aggregate, reasonably be expected to have a Material Adverse Effect.  There are no outstanding judgments against Borrower which would, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.06           Pension and Welfare Plans.  Except to the extent that the following would not reasonably be expected to have a Material Adverse Effect, (i) each Pension Plan and Welfare Plan complies in all material respects with ERISA and all other applicable statutes and governmental and regulatory rules and regulations; (ii) no Reportable Event has occurred and is continuing with respect to any Pension Plan; (iii) neither Borrower nor any ERISA Affiliate has withdrawn from any Multi-Employer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 or 4205 of ERISA, respectively; (iv) neither Borrower nor any ERISA Affiliate has entered into an agreement pursuant to Section 4204 of ERISA; (v) neither Borrower nor any ERISA Affiliate has in the past contributed to or currently contributes to a Multi-Employer Plan; (vi) neither Borrower nor any ERISA Affiliate has any withdrawal liability with respect to a Multi-Employer Plan; (vii) no steps have been instituted by Borrower or any ERISA Affiliate to terminate any Pension Plan; (viii) no condition exists or event or transaction has occurred in connection with any Pension Plan, Multi-Employer Plan or Welfare Plan which would result in the incurrence by Borrower or any ERISA Affiliate of any material liability, fine or penalty; and (ix) neither Borrower nor any ERISA Affiliate is a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA of a “single-employer plan” as defined in Section 4001(a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control.  As of the date of this Agreement, except as disclosed on the consolidated financial statements of Borrower and its Subsidiaries delivered by Borrower to Agent and Lenders or as disclosed on Schedule 4.06, neither Borrower nor any ERISA Affiliate has any liability with respect to any Welfare Plan.

4.07           Tax Returns and Payment.  Borrower has filed all federal, state, local, foreign and other income tax returns which are required to be filed and has paid all taxes which have become due pursuant to such returns and all other material taxes, assessments, fees and other governmental charges upon Borrower and/or upon its Properties, assets, income and franchises which have become due and payable by Borrower, except those (i) wherein the amount, applicability or validity are being contested by Borrower, by appropriate proceedings being diligently conducted in good faith and in respect of which adequate reserves in accordance with GAAP have been established or (ii) which the failure to pay would, in the aggregate, not reasonably be expected to have a Material Adverse Effect.  There is no asserted or assessed (or to Borrower’s knowledge, proposed) tax deficiency against Borrower as to which there exists a substantial likelihood of an adverse determination which determination would reasonably be expected to have a Material Adverse Effect.

4.08           Subsidiaries.  Borrower has no Subsidiaries.

4.09           Compliance With Other Instruments; None Burdensome.  Borrower is not a party to any contract or agreement or subject to any charter or other corporate or other restriction which would reasonably be expected to have a Material Adverse Effect and which is not disclosed on Borrower’s financial statements heretofore submitted to Agent and Lenders; except to the extent that the following would not reasonably be expected to have a Material Adverse Effect, none of the execution and delivery by Borrower of the Transaction Documents, the consummation of the transactions therein contemplated or the compliance with the provisions thereof will violate any Law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower, or any of the provisions of the Articles of Incorporation or the Second Amended and Restated Bylaws of Borrower or any of the provisions of any indenture, agreement, document, instrument or undertaking to which Borrower is a party or subject, or by which Borrower or any Property of Borrower is bound, or conflict with or constitute a default thereunder or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, agreement, document, instrument or undertaking (other than in favor of Agent for the benefit of Lenders pursuant to the Transaction Documents).  Except for the filing of this Agreement with the SEC, filings and notices contemplated by the Transaction Documents and orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations and exemptions which have been obtained or made, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, or any other Person is required to be made or obtained by Borrower to authorize, or is required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Transaction Documents.

4.10           Other Debt, Guarantees and Capitalized Leases. Except as contemplated by this Agreement (including, without limitation, Section 5.02(a)) and except as disclosed on Schedule 5.02(a) attached hereto, and except as disclosed on the financial statements identified in Section 4.04, as of the date of this Agreement Borrower is not a borrower, guarantor or obligor with respect to, or a lessee under, any Debt, Guarantees or Capitalized Leases.

4.11           Labor Matters.   Borrower is not a party to any labor dispute which could reasonably be expected to have a Material Adverse Effect.  There are no strikes or walkouts relating to any labor contract to which Borrower is subject.  Hours worked and payments made to the employees of Borrower and its Subsidiaries have not been in violation of (a) the Fair Labor Standards Act or (b) any other applicable Law dealing with such matters, the violation of which would reasonably be expected to have a Material Adverse Effect.  All material payments due from Borrower, or for which any material claim may be made against Borrower, in respect of wages, employee health and welfare insurance and/or other benefits have been paid or accrued as a liability on its books.

4.12           Title to Property.  Borrower is the sole and absolute owner of, or has the legal right to use and occupy, all Property it claims to own or which is necessary for Borrower to own to conduct its business, and all of such Property is free and clear of all Liens other than Permitted Liens.  Borrower enjoys peaceful and undisturbed possession in all material respects under all material leases under which it is operating as a lessee.

4.13           Regulation U.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended) and no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (a) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations U, T or X thereof, as amended.

4.14           Multi-Employer Pension Plan Amendments Act of 1980.  Borrower is in compliance with the Multi-Employer Pension Plan Amendments Act of 1980, as amended (“MEPPAA”), except to the extent that the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect, and Borrower does not have any liability for pension contributions pursuant to MEPPAA, except to the extent that such liability would not reasonably be expected to have a Material Adverse Effect or is otherwise disclosed on the consolidated financial statements of Borrower and its Subsidiaries delivered by Borrower to Agent.

4.15           Investment Company Act.  Borrower is not an “investment company” as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act.

4.16           Patents, Trademarks, Copyrights, Licenses, Etc.  Except as disclosed on Schedule 4.16 attached hereto, as of the date of this Agreement Borrower does not own any patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, copyrights, licenses or other intellectual property which are material to the business of Borrower.  Borrower possesses all necessary patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, licenses and other intellectual property to conduct its business without conflict with any patent, patent right, trademark, trademark right, trade name, copyright, license or other intellectual property of any other Person except to the extent that such conflict would not reasonably be expected to have a Material Adverse Effect.

4.17           Environmental and Safety and Health Matters.  Except as disclosed on Schedule 4.17 attached hereto, as of the date of this Agreement: (a) the operations of Borrower comply with all applicable Environmental Laws and all applicable Occupational Safety and Health Laws, the violation or noncompliance with which would reasonably be expected to have a Material Adverse Effect; (b) none of the operations of Borrower are subject to any Environmental Claim or any judicial, governmental, regulatory or administrative proceeding alleging the violation of any Occupational Safety and Health Law as to which there exists a substantial likelihood of an adverse determination, which determination would reasonably be expected to have a Material Adverse Effect; (c) none of the operations of Borrower is the subject of any Federal or state investigation evaluating whether any remedial action is needed to respond to any Release of Hazardous Substances or any unsafe or unhealthful condition at any premises owned, leased or operated by Borrower as to which there exists a substantial likelihood of an adverse determination which determination would reasonably be expected to have a Material Adverse Effect; (d)  Borrower has not filed any notice which reasonably would be expected to have a Material Adverse Effect under any Environmental Law or Occupational Safety and Health Law indicating or reporting (i) any past or present spillage, leakage or Release into the environment of, or treatment, storage or disposal of, any Hazardous Substance or (ii) any unsafe or unhealthful condition at any premises owned, leased or operated by Borrower; and (e)  Borrower does not have any material contingent liability in connection with (i) any spillage, disposal or Release into the environment of, or otherwise with respect to, any Hazardous Substances or (ii) any unsafe or unhealthful condition at any premises owned, leased or operated by Borrower.

4.18           Investments.  Borrower does not have any Restricted Investments.

4.19           No Default.  No Default or Event of Default under this Agreement has occurred and is continuing.  There is no “Event of Default” of Borrower under the Hennessy Advisory Agreements.  There is no existing default or event of default under or with respect to any other indenture, contract, agreement, lease or other instrument to which Borrower is a party or by which any Property of Borrower is bound or affected, a default under which would reasonably be expected to have a Material Adverse Effect.  Borrower has and is in full compliance with and in good standing with respect to all governmental and/or regulatory permits, licenses, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its Properties as now owned or leased by it, the failure to have or noncompliance with which would reasonably be expected to have a Material Adverse Effect, and, to the best of Borrower’s knowledge, none of said permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as Borrower unless such term, provision, condition or limitation would not reasonably be expected to have a Material Adverse Effect.  Borrower is not in violation of any applicable Law of the United States of America, of any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, a violation of which would reasonably be expected to have a Material Adverse Effect.

4.20           Government Contracts.  Borrower is not a party to or bound by any supply or purchase agreements with the federal government or any state or local government or any agency thereof, the termination or cancellation of which would reasonably be expected to have a Material Adverse Effect.

4.21           [RESERVED].

4.22           Hennessy Advisory Agreements.  As of the date of this Agreement, all of the agreements between Borrower and those investment companies registered under the Investment Company Act for which Borrower serves as investment advisor (collectively, as the same may be amended or restated from time to time, or any time, the “Hennessy Advisory Agreements”) are described in Schedule 4.22 attached hereto.  None of the Hennessy Advisory Agreements have been terminated, except to the extent that such termination would not reasonably be expected to have a material adverse effect; Borrower is in material compliance with all of the Hennessy Advisory Agreements; and no material events of default of Borrower exist under any of the Hennessy Advisory Agreements.

4.23           Disclosure.  Neither this Agreement nor any of the Exhibits or Schedules hereto nor any certificate or other data furnished to Agent or any Lender in writing by or on behalf of Borrower required to be provided by this Agreement contains any untrue or incorrect statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading, in light of the circumstances under which they were made as of the date when made (it being understood that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or forecasts and that actual results during the periods covered by any such projections and forecasts may differ from projected or forecasted results).  To the best knowledge of Borrower, there is no fact peculiar to Borrower which presently has a Material Adverse Effect, which has not heretofore been disclosed in writing by Borrower to Agent.

4.24           Anti-Corruption Laws; Sanctions and Anti-Terrorism Laws.

(a)           Neither Borrower nor, to Borrower’s knowledge, any Affiliate is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.  Neither Borrower nor, to Borrower’s knowledge, any Affiliate is a Blocked Person.  Neither Borrower nor, to Borrower’s knowledge, any Affiliate (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order No. 13224.

(b)           Borrower, its Subsidiaries and, to Borrower’s knowledge, their respective directors, officers and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of Borrower or, to the knowledge of Borrower, any Subsidiary of Borrower or any of their respective directors, officers or employees, is a Sanctioned Person.  The Loan, use of the proceeds of the Loan or other transactions contemplated hereby will not violate Anti-Corruption Laws or applicable Sanctions.

                (c)           Neither the making of the Loan nor the use of the proceeds thereof will violate the USA PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto.  Borrower and its Subsidiaries are in compliance in all material respects with the USA PATRIOT Act.

SECTION 5.  COVENANTS.

5.01           Affirmative Covenants of Borrower.  Borrower covenants and agrees that, so long as any of Borrower’s Obligations remain unpaid (other than contingent or similar obligations not yet due and payable, and any of Borrower’s Obligations arising under Swap Contracts or Treasury Management Agreements and any of Borrower’s Obligations for which Credit Support has been provided):

(a)           Information.  Borrower will deliver to Agent:

(i)           as soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case, in comparative form, the figures for the previous fiscal year, all such financial statements to be prepared in accordance with GAAP and reported on by and accompanied by the unqualified opinion of Marcum LLP, or other independent certified public accountants selected by Borrower and reasonably acceptable to Agent, together with (A) a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual audit report, such accountants have not become aware of any Default or Event of Default that has occurred and is continuing, or, if such accountants have become aware of any such event, describing it and the steps, if any, being taken to cure it and (B) the computations of such accountants evidencing Borrower’s compliance with the financial covenants contained in Section 5.01(o) of this Agreement;

(ii)           as soon as available and in any event within fifteen (15) days after the end of each fiscal month of Borrower, a Monthly Mutual Funds Flow (in the form and detail reasonably acceptable to Agent);

(iii)           as soon as available and in any event within thirty (30) days after the end of each fiscal month of each fiscal year of Borrower, consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal month and the related consolidated statements of income, retained earnings and cash flows for such fiscal month and for the portion of Borrower’s fiscal year ended at the end of such fiscal month, setting forth in each case in comparative form, the figures for the corresponding fiscal month and the corresponding portion of Borrower’s previous fiscal year, all in reasonable detail and reasonably satisfactory in form to Agent and certified (subject to audit and normal year-end adjustments and footnote disclosures) as to GAAP by the President or the Chief Financial Officer of Borrower;

(iv)           as soon as available and in any event within forty five (45) days after the end of each fiscal quarter of each fiscal year of Borrower, consolidated  balance sheets of Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated  statements of income, retained earnings and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year ended at the end of such fiscal month, setting forth in each case in comparative form, the figures for the corresponding fiscal quarter and the corresponding portion of Borrower’s previous fiscal year, all in reasonable detail and reasonably satisfactory in form to Agent and certified (subject to audit and normal year-end adjustments and footnote disclosures) as to GAAP by the President or the Chief Financial Officer of Borrower;

(v)           within fifteen (15) days after filing with the SEC, notification that a Form 10Q, Form 10K or Form ADV, or any successor SEC filing, as applicable, has been filed with the SEC;

(vi)           simultaneously with the delivery of each set of financial statements or notice referred to in Section 5.01(a)(i), 5.01(a)(iii), and 5.01(a)(iv), a certificate of the Chief Executive Officer or Chief Financial Officer of Borrower in the form attached hereto as Exhibit B and incorporated herein by reference, accompanied by supporting financial work sheets where appropriate, (A) evidencing Borrower’s compliance with the financial covenants contained in Section 5.01(o) of this Agreement, (B) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto and (C) certifying that all of the representations and warranties made by Borrower and/or any other Obligor in this Agreement and/or in any other Transaction Document are true and correct in all material respects on and as of the date of such certificate as if made on and as of the date of such certificate (except to the extent such representations and warranties expressly refer to an earlier date, in which case such representations and warranties are true and correct as of such earlier date);

(vii)           promptly upon receipt thereof from its independent accountants in connection with any annual, interim or special audit made by them of the books of Borrower or any Subsidiary, any written reports that Borrower is required to disclose to the Audit Committee of Borrower or any Subsidiary (other than reports previously delivered);

(viii)           as soon as available and in any event at least thirty (30) days after the end of each fiscal year of Borrower, consolidated balance sheet, income statement and cash flow projections and a management discussion and analysis for Borrower and its Subsidiaries for the then current fiscal year on a month-by-month basis, all in form and detail reasonably acceptable to Agent; and

(ix)           with reasonable promptness, such further information regarding the business, affairs and financial condition of Borrower or any Subsidiary as Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.01(a)(i) or Section 5.01(a)(iv) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the following website address: http://www.hennessyadvisors.com/; provided that Borrower shall notify (which may be by telecopy) Agent of the posting of any such document and, promptly upon request by Agent or a Lender, provide to Agent or such Lender a copy of any such document specifically requested by Agent or a Lender.  In accordance with Section 8.20, Agent and each Lender is hereby authorized to deliver a copy of any financial statement or other information made available by Borrower or any Subsidiary to any regulatory authority having jurisdiction over Agent or such Lender, pursuant to any request therefor.

(b)           Payment of Debt.  Borrower will, and it will cause each Subsidiary to, (i) pay and discharge any and all Debt under any agreement, document or instrument evidencing, securing, guaranteeing the payment of or otherwise relating to Debt of Borrower or such Subsidiary having an aggregate outstanding principal balance in excess of $100,000 payable or Guaranteed by Borrower or such Subsidiary, as the case may be, and any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in accordance with the agreement, document or instrument relating to such Debt or Guarantee unless the failure to pay such Debt, interest or premium is cured or waived in writing within any applicable cure or grace period (if any); provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such Indebtedness which does not constitute Debt the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such Debt forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to Lender and (ii) faithfully perform, observe and discharge all covenants, conditions and obligations which are imposed upon Borrower or such Subsidiary, as the case may be, by any and all agreements, documents, instruments and indentures evidencing, securing or otherwise relating to such Debt or Guarantee unless the failure to  perform, observe or discharge such covenant, condition or obligation is cured or waived in writing within any applicable cure or grace period (if any).

(c)           Books and Records; Consultations and Inspections. Borrower will, and it will cause each Subsidiary to, maintain books and records sufficient to permit the preparation of financial statements in accordance with GAAP.  Borrower will, and it will cause each Subsidiary to, permit Agent (and any Person appointed by Agent to whom Borrower does not reasonably object) to discuss the affairs, finances and accounts of Borrower and each Subsidiary with the designated officers of Borrower and each Subsidiary and their independent public accountants, with reasonable prior notice to Borrower, all at such reasonable times and as often as Agent may from time to time reasonably request.  Borrower will also permit, and will cause each Subsidiary to permit, inspection of its Properties, books and records by Agent, and also by any Lender while any Default or Event of Default under this Agreement has occurred and is continuing, with reasonable prior notice to Borrower during normal business hours and at other reasonable times.  Borrower will reimburse Agent and Lenders upon demand for all reasonable costs and expenses incurred by Agent and Lenders in connection with any such inspection conducted by Agent or any Lender while any Default or Event of Default under this Agreement has occurred and is continuing; provided, that, Borrower shall not be required to reimburse Agent for the costs and expenses incurred by Agent in connection with any such inspection conducted by Agent while no Default or Event of Default under this Agreement has occurred and is continuing.  Borrower irrevocably authorizes Agent and Lenders while any Default or Event of Default under this Agreement has occurred and is continuing to communicate directly with its independent public accountants and irrevocably authorizes and directs such accountants to disclose to Agent and Lenders any and all information with respect to the business and financial condition of Borrower and each Subsidiary as Agent and Lenders may from time to time reasonably request in writing.

(d)           Payment of Taxes.  Borrower will, and it will cause each Subsidiary to, duly file all federal, state and local income tax returns and all other material tax returns and reports of Borrower or such Subsidiary, as the case may be, which are required to be filed and duly pay and discharge promptly all material taxes, assessments and other governmental charges imposed upon it or any of its Property; provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such tax, assessment or other governmental charge the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such taxes, assessments and governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to Agent.

(e)           Payment of Claims.  To the extent that the failure to promptly pay or discharge any trade accounts payable, accrual and/or claim would reasonably be expected to have a Material Adverse Effect, Borrower will, and it will cause each Subsidiary to, promptly pay and discharge (i) all such trade accounts payable and normal accruals in accordance with its usual and customary business practices and (ii) all such claims for work, labor or materials which if unpaid would reasonably be expected to become a Lien upon any of its Property  securing a material amount; provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such trade account payable, accrual or claim the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such trade accounts payable, accruals and claims forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to Agent.

(f)           Existence.  Except as permitted by this Agreement, Borrower will, and it will cause each Subsidiary to, do all things necessary to (i) preserve and keep in full force and effect at all times its corporate or other existence and all permits, licenses, franchises and other rights material to its business, provided, however, that neither Borrower nor any of its Subsidiaries shall be required to preserve any such right or franchise, licenses or permits if the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Agent or any Lender. and (ii) be duly qualified to do business and be in good standing in all jurisdictions where the nature of its business or its ownership of Property requires such qualification except for those jurisdictions in which the failure to qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect.

(g)           Maintenance of Property.  Borrower will, and it will cause each  Subsidiary to, at all times, preserve and maintain all of the Property used or useful in the conduct of its business in good condition, working order and repair, ordinary wear and tear excepted except where the failure to so maintain and preserve such Property would not reasonably be expected to have a Material Adverse Effect.

(h)           Compliance with Laws, Regulations, Etc.  Borrower will, and it will cause each Subsidiary to, comply with any and all Laws to which Borrower or such Subsidiary, as the case may be, is subject (including, without limitation, all Occupational Safety and Health Laws, all Environmental Laws, all Anti-Corruption Laws and applicable Sanctions) and obtain any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to the ownership of its Properties or to the conduct of its business, which violation or failure to obtain would reasonably be expected to have a Material Adverse Effect.

(i)           Environmental Matters.  Borrower shall give Agent prompt written notice of (i) any Environmental Claim or any other action or investigation with respect to the existence or potential existence of any Hazardous Substances instituted or threatened in writing with respect to Borrower or any Subsidiary or any of the Properties or facilities owned, leased or operated by Borrower or any Subsidiary as to which there exists a substantial likelihood of an adverse determination to Borrower or any Subsidiary which determination  would reasonably be expected to have a Material Adverse Effect and (ii) any condition or occurrence on any of the Properties or facilities owned, leased or operated by Borrower or any Subsidiary which constitutes a violation of any Environmental Laws or which gives rise to a reporting obligation or requires removal or remediation under any Environmental Laws provided that such violation, reporting obligation, removal or remediation would reasonably be expected to have a Material Adverse Effect.  Within thirty (30) days after the giving of any such notice,  Borrower shall deliver to Agent Borrower’s plan with respect to removal or remediation and Borrower agrees to take all action which is reasonably necessary in connection with such action, investigation, condition or occurrence in accordance with such plan with due diligence and to complete such removal or remediation as promptly as possible and in all events within the time required by any Environmental Laws or any other applicable Law.  In connection with the foregoing, Borrower shall promptly provide Agent with copies of all documentation relating thereto, and such other information with respect to environmental matters as Agent may reasonably request from time to time.

(j)           ERISA Compliance.  If Borrower, any Subsidiary or any ERISA Affiliate shall have any Pension Plan, Borrower, such Subsidiary or such ERISA Affiliate, as the case may be, shall comply in all material respects with all requirements of ERISA relating to such Pension Plan.  Without limiting the generality of the foregoing, Borrower will not, and it will not cause or permit any Subsidiary or any ERISA Affiliate to:  (i) permit any Pension Plan maintained by Borrower, any Subsidiary or any ERISA Affiliate to engage in any nonexempt “prohibited transaction,” as such term is defined in Section 4975 of the Code; (ii) permit any Pension Plan maintained by Borrower, any Subsidiary or any ERISA Affiliate to incur any “accumulated funding deficiency”, as such term is defined in Section 302 of ERISA, 29 U.S.C. § 1082, whether or not waived; (iii) terminate any Pension Plan in a manner which would result in the imposition of a Lien on any Property of Borrower, any Subsidiary or any ERISA Affiliate pursuant to Section 4068 of ERISA, 29 U.S.C. § 1368; or (iv)take any action which would constitute a complete or partial withdrawal from a Multi-Employer Plan within the meaning of Sections 4203 or 4205 of Title IV of ERISA.  Notwithstanding any provision contained in this Section 5.01(j) to the contrary, an act by Borrower or any Subsidiary shall not be deemed to constitute a violation of this Section 5.01(j) unless said action, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

(k)           Notices.  Borrower will notify Agent in writing of any of the following within five (5) Business Days after Borrower’s Chief Executive Officer or Chief Financial Officer has actual knowledge thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)           the occurrence of any Default or Event of Default;

(ii)           the occurrence of any default or event of default by Borrower, any other Obligor or any Subsidiary under any note, indenture, loan agreement, mortgage, deed of trust, security agreement, lease or other similar agreement, document or instrument to which Borrower, any other Obligor or any Subsidiary, as the case may be, is a party or by which it is bound or to which it is subject and which relates to Indebtedness in excess of $100,000;

(iii)           the institution of any litigation, arbitration proceeding or governmental or regulatory proceeding against Borrower, any other Obligor or any Subsidiary, whether or not considered to be covered by insurance, in which the prayer or claim for relief seeks recovery of an amount in excess of $100,000 (or, if no dollar amount is specified in the prayer or claim for relief, in which there is a reasonable likelihood of recovery of an amount in excess of $100,000) or any form of equitable relief which would reasonably be expected to have a Material Adverse Effect;

(iv)           the entry of any judgment or decree against Borrower, any other Obligor or any Subsidiary in excess of $100,000, or which grants equitable relief which would reasonably be expected to have a Material Adverse Effect;

(v)           to the extent that any of the following would reasonably be expected to have a Material Adverse Effect, the occurrence of a Reportable Event with respect to any Pension Plan of Borrower; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate or any Subsidiary; the institution of proceedings to terminate a Pension Plan of Borrower by the PBGC or any other Person; the withdrawal in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate or any Subsidiary from any Multi-Employer Plan; or the incurrence of any material increase in the contingent liability of Borrower or any Subsidiary with respect to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;

(vi)           the occurrence of any change in the Properties, assets, liabilities, business, results of operations, or financial condition of Borrower, any other Obligor or any Subsidiary that would reasonably be expected to have a Material Adverse Effect;

(vii)           any change in the name of Borrower, any other Obligor or any Subsidiary;

(viii)           any proposed opening, closing or other change of any place of business of Borrower, any other Obligor or any Subsidiary that would reasonably be expected to have a Material Adverse Effect;

(ix)           any change in Borrower’s or any Subsidiary’s line(s) of business that would reasonably be expected to have a Material Adverse Effect;

(x)           the failure to satisfy the Minimum Ownership Requirement;

(xi)           receipt of a notice of termination of any Hennessy Advisory Agreement; and

(xii)           any notices required to be provided pursuant to other provisions of this Agreement and notice of the occurrence of such other events as Lender may from time to time reasonably specify.

(l)           Insurance.  Borrower will, and it will cause each Subsidiary to, maintain insurance on all of its Property as is ordinarily maintained by other companies in similar businesses, provided that Borrower and its Subsidiaries may self-insure against such risks and in such amounts as are usually self-insured by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower and its Subsidiaries operate.  Copies of all such policies of insurance together with all amendments and schedules, shall be provided to Agent or any Lender, upon the request of Agent or a Lender, within ten (10) Business Days of Borrower’s receipt of the such request. All such insurance may be subject to reasonable deductible amounts.

Notice Required by §427.120(3) R.S. Mo.      “Unless you provide evidence of the insurance coverage required by your agreement with us, we may purchase insurance at your expense to protect our interests in your collateral. This insurance may, but need not, protect your interests. The coverage that we purchase may not pay any claim that you make or any claim that is made against you in connection with the collateral. You may later cancel any insurance purchased by us, but only after providing evidence that you have obtained insurance as required by our agreement. If we purchase insurance for the collateral, you will be responsible for the costs of that insurance, including the insurance premium, interest and any other charges we may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to your total outstanding balance or obligation. The costs of the insurance may be more than the cost of insurance you may be able to obtain on your own.”

(m)           Further Assurances.  Borrower will execute and deliver to Agent and any Lender, at any time and from time to time, any and all further agreements, documents and instruments, and take any and all further actions which may be required under applicable law, or which Agent or any Lender may from time to time reasonably request, in order to effectuate the transactions contemplated by this Agreement and the other Transaction Documents.

(n)           Accountant.  Borrower will give Agent and Lenders prompt notice of any change of Borrower’s independent certified public accountants and a statement of the reasons for such change.  Borrower shall at all times utilize independent certified public accountants reasonably acceptable to Agent and Lenders.

(o)           Financial Covenants.

(i)           Minimum Consolidated Fixed Charge Coverage Ratio.  Borrower will have a Consolidated Fixed Charge Coverage Ratio of at least 1.25 to 1.00, measured as of the last day of each fiscal quarter and for each quarterly measurement period calculated for the two (2) fiscal quarters then ended, commencing as of December 31, 2015.

(ii)           Maximum Consolidated Debt to Consolidated EBITDA Ratio.  Borrower will have a Consolidated Debt to Consolidated EBITDA Ratio of not more than the following, measured as of the last day of the fiscal quarter ending December 31, 2015, and as of the last day of each fiscal quarter thereafter:

Fiscal quarters ending                                                           Maximum Consolidated Debt to Consolidated EBITDA Ratio

12/31/15 – 9/30/16                                                                   2.50 to 1.00

12/31/16 -9/30/17                                                                     2.25 to 1.00

12/31/17 – 9/30/18                                                                   2.00 to 1.00

12/31/18 and thereafter                                                          1.75 to 1.00

(p)           Subsidiaries.  If Borrower or any Subsidiary creates, forms or acquires any Subsidiary on or after the date of this Agreement, Borrower or such Subsidiary, as the case may be, will, within fifteen (15) Business Days of the creation, formation or acquisition of such Subsidiary, (i) grant Agent for the ratable benefit of Lenders a first priority perfected security interest in and lien on all of the issued and outstanding shares of capital stock or other equity interests of such Subsidiary owned by Borrower or one of its Subsidiaries and (ii) cause such Subsidiary to (A) guaranty the payment and performance of all of Borrower’s Obligations and (B) secure said guaranty with a first priority perfected security interest in and lien on all of the accounts, inventory, documents, instruments, chattel paper, general intangibles, goods, machinery, equipment, investment property, other tangible and intangible personal property, real property and books and records of such Subsidiary and the proceeds thereof, all pursuant to documentation (including, without limitation, an amendment to this Agreement if requested by Agent) in form and substance reasonably satisfactory to Agent.  Borrower shall notify Agent and Lenders in writing of any formation, acquisition, merger or liquidation of any Subsidiary, or any change in the capitalization of any Subsidiary, in each case, in accordance with the terms of this Agreement.

(q)           Keepwell.  Borrower hereby unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor which is a Subsidiary to honor all of its obligations under any Guaranty in respect of all Swap Obligations (provided, however, that Borrower shall only be liable under this Section 5.01(q) for the maximum amount of such liability that can be hereby incurred and still remain an “eligible contract participant” as defined in the Commodity Exchange Act and also without rendering its obligations under this Section 5.01(q), or otherwise under this Agreement or any other Transaction Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of Borrower under this Section 5.01(q) shall remain in full force and effect until (a) all of Borrower’s Obligations have been fully, finally and indefeasibly paid in cash (other than contingent or similar obligations not yet due and payable and any of Borrower’s Obligations for which Credit Support has been provided), (b) neither Agent nor any Lender has any further commitment or obligation to advance funds, make loans, issue letters of credit and/or extend credit to or for the account or benefit of Borrower under this Agreement, any Note or any other Transaction Document, (c) no Swap Contracts between Borrower and any Lender remain in effect and (d) each Guaranty has been terminated or otherwise expired in accordance with its terms.  Borrower intends that this Section 5.01(q) constitute, and this Section 5.01(q) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(r)           Post-Closing Requirements.  Borrower will provide Agent, within 30 days after the effective date of this Agreement, lender’s loss payable endorsements in form and substance satisfactory to Agent, duly executed by the applicable insurance company(ies).

(s)           Deposit Accounts.  Borrower will, and it will cause each Subsidiary to, maintain its primary depository and other bank accounts at U.S. Bank throughout the term of this Agreement.

5.02           Negative Covenants of Borrower.  Borrower covenants and agrees that, so long as Borrower’s Obligations remain unpaid (other than contingent or similar obligations not yet due and payable, and any of Borrower’s Obligations arising under Swap Contracts or Treasury Management Agreements and any of Borrower’s Obligations for which Credit Support has been provided), unless the prior written consent of Agent and Required Lenders is obtained:

(a)           Limitation on Indebtedness.  Borrower will not, and it will not cause or permit any Subsidiary to, incur or be obligated on any Indebtedness (including any Subordinated Indebtedness), either directly or indirectly, by way of Guarantee, suretyship or otherwise, other than:

(i)	Borrower’s Obligations;

(ii)	unsecured trade accounts payable and other normal accruals incurred in the ordinary course of business;

(iii)	Indebtedness existing as of the date of this Agreement and listed on Schedule 5.02(a) attached hereto (without giving effect to any changes to Schedule 5.02(a) made after the date of this Agreement);

(iv)	purchase money Indebtedness incurred solely to finance Capital Expenditures and Capitalized Leases permitted by this Agreement;

(v)	Capitalized Lease Obligations permitted by this Agreement;

(vi)	Subordinated Indebtedness;

(vii)	deferred Indebtedness incurred in connection with Acquisitions permitted by this Agreement;

(viii)	Indebtedness or other obligations owed to any Subsidiary or Obligor;

(ix)	such Indebtedness that exists at the time such Person becomes an Obligor and is not created in contemplation of or in connection with such Person becoming an Obligor;

(x)	endorsement of instruments or other payment items for deposit;

(xi)	Indebtedness incurred in respect of Swap Contracts and Treasury Management Agreements;

(xii)	Indebtedness secured by Liens or security interests permitted under Section 5.02(b);

(xiii)
other Indebtedness not otherwise permitted by this Section 5.02(a) in an amount not to exceed $500,000 in the aggregate at any one time outstanding for Borrower and all of its Subsidiaries on a combined basis; and

(xvi)
any Indebtedness incurred as a result of the amendment, refinancing or replacement of any of the foregoing and guarantees with respect to such amended, refinanced or replaced Indebtedness, provided that the amounts of such Indebtedness are not increased as the result of such amendment, refinancing or replacement without Agent and Required Lenders’ prior written consent, unless such increase is permitted under this Agreement.

(b)           Limitation on Liens.  Borrower will not, and will not cause or permit any Subsidiary to, create, incur or assume, or suffer to be incurred or to exist, any Lien on any of its Property, whether now owned or hereafter acquired, or upon any income or profits therefrom, except for Permitted Liens.

(c)           Consolidation, Merger, Sale of Property, etc. Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly merge or consolidate with or into any other Person or permit any other Person to merge into or with or consolidate with it; provided, however, that any Subsidiary may directly or indirectly merge or consolidate with or into Borrower or another Subsidiary; provided further that Borrower may directly or indirectly merge or consolidate with or into a Subsidiary in a transaction in which Borrower’s then-existing shareholders own the same percentage of the interest in surviving entity as they owned in Borrower immediately prior to such transaction.

(d)           [RESERVED].

(e)           Sale or Discount of Accounts. Borrower will not, and it will not cause or permit any Subsidiary to, sell or discount (other than prompt payment discounts granted in the ordinary course of business) any of its Accounts or notes receivable or chattel paper, except as required by the Hennessy Advisory Agreements.

(f)           Transactions with Affiliates. Borrower will not, and it will not cause or permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of Property with, or the rendering of any service by or for, any Affiliate) (other than with Borrower or any Subsidiary), except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary in any material respect than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate, except that the foregoing shall not apply to (i) any transaction permitted under Section 5.02(c), (ii) any Investment that is not considered a Restricted Investment, (iii) any transaction permitted under Section 5.02(i), (iv) so long as it has been approved by Borrower’s or such Subsidiary’s Board of Directors (or comparable governing body) in accordance with applicable law, any reasonable and customary indemnity provided for the benefit of directors (or comparable managers) of Borrower or such Subsidiary, and (iv) so long as it has been approved by Borrower’s or such Subsidiary’s Board of Directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Borrower or such Subsidiary in the ordinary course of business and consistent with industry practice.

(g)           Changes in Nature of Business. Borrower will not, and it will not cause or permit any Subsidiary to, engage in any business if, as a result, the general nature of the business which would then be engaged in by Borrower and its Subsidiaries, considered as a whole, would be substantially changed from the general nature of the business engaged in by Borrower as of the date of this Agreement; provided, however, that the foregoing shall not prevent Borrower or any of its Subsidiaries from engaging in any business that is reasonably related or ancillary to its business.

(h)           Fiscal Year.  Borrower will not, and it will not cause or permit any Subsidiary to, change its fiscal year.

(i)           Stock Redemptions and Distributions. Borrower will not, and it will not cause or permit any Subsidiary to, declare or incur any liability to make any Distributions except with respect to the 2015 Stock Repurchase; provided, however, that so long as no Default or Event of Default has occurred and is continuing or would be created thereby, Borrower and Subsidiaries may make Distributions in an aggregate amount not to exceed 50% of Borrower’s Consolidated Net Income for the previous fiscal year of Borrower (and for purposes of calculating compliance with this covenant, those Distributions consisting of the repurchase of the capital stock of Borrower shall not be included in such calculation).  In addition, so long as no Default or Event of Default has occurred and is continuing or would be created thereby, Borrower may repurchase the shares of its capital stock in the aggregate amount not to exceed 1,000,000 shares (separate and apart from the 2015 Stock Repurchase).

(j)           Pension Plans.  Borrower will not, and it will not cause or permit any Subsidiary to, (i) permit any condition to exist in connection with any Pension Plan which would constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan or (ii) engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Pension Plan which would reasonably be expected to result in the incurrence by Borrower, any Subsidiary or any ERISA Affiliate of any material liability, fine or penalty.

(k)           Subordinated Indebtedness.  Borrower will not make any payment of principal, interest or other amount on or with respect to any of its Subordinated Indebtedness to the extent prohibited by the subordination provisions governing the same.

(l)           Restricted Investments; Acquisitions.  Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly, make any Restricted Investments.  Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly, make any Acquisition unless (i) in the case of the Acquisition of a Person, such Acquisition has been approved by the Board of Directors (or comparable governing body) of such Person, (ii) the Person to be acquired is in, or the Property to be acquired are for use in, the same or a similar line of business as Borrower and its Subsidiaries or a reasonable extension thereof, (iii) before and after giving effect to such Acquisition, no Default or Event of Default shall exist, (iv) after giving effect to such Acquisition, Borrower shall be in pro forma compliance (as determined on the last day of the most recent fiscal quarter for which the financial results or other amounts included in the covenant calculations in Section 5.01(o) are available for Borrower and for the target Person or assets) with the financial covenants set forth in Section 5.01(o), (v) such Acquisition is consummated on a date that is at least one (1) year after the effective date of this Agreement, (vi) the amount of such Acquisition shall not exceed $3,000,000, and (vii) the cumulative amount of all Acquisitions occurring during the term of this Agreement shall not exceed $5,000,000.

(m)           Subsidiaries.  Except in accordance with Section 5.01(p), Borrower will not, and it will not cause or permit any Subsidiary to, create, form or acquire any Subsidiary.

(n)           Limitations on Restrictive Agreements. Other than this Agreement and any other Transaction Document and any financial covenant in any other agreement evidencing Indebtedness permitted hereunder, Borrower will not, and it will not cause or permit any Subsidiary to, enter into, or permit to exist, any agreement with any Person which prohibits or limits the ability of Borrower or such Subsidiary, as the case may be, to (a) pay dividends or make other Distributions or prepay any Indebtedness owed to Borrower and/or any Subsidiary, (b) make loans or advances to Borrower and/or any Subsidiary, (c) transfer any of its Properties to Borrower and/or any Subsidiary (other than with respect to Property subject to Permitted Liens) or (d) create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired (other than with respect to Property subject to Permitted Liens); provided that the foregoing shall not apply to restrictions in effect on the date of this Agreement contained in agreements governing Indebtedness outstanding on the date of this Agreement and listed on Schedule 5.02(n) attached hereto and, if such Indebtedness is renewed, extended or refinanced, restrictions in the agreements governing the renewed, extended or refinanced Indebtedness (and successive renewals, extensions and refinancings thereof) if such restrictions are no more restrictive in any material respect than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced; provided further that the foregoing shall not apply to agreements that (i) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and applicable solely to such joint venture entered into in the ordinary course of business; (ii) are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereunder so long as such restrictions relate solely to the assets or entities subject thereto; (iii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or any such Subsidiary; (iv) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and not otherwise prohibited hereunder; or (v) arise solely as a result of any Law.

(o)           Anti-Terrorism Laws.  Borrower will not knowingly, and it will not cause or permit any Subsidiary to knowingly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224 or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law.  Borrower shall deliver to Lender any certification or other evidence from time to time requested by Lender confirming compliance by Borrower and its Subsidiaries with this Section 5.02(o).

5.03           Use of Proceeds.  Borrower covenants and agrees that (a) the proceeds of the Loan will be used solely to (i) finance the 2015 Stock Repurchase, (ii) refinance certain existing Debt, and (iii) pay transaction-related fees and expenses, (b) no part of the proceeds of the Loan will be used in violation of any applicable Law and (c) no part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations U, T or X thereof, as amended.  Borrower will not request the Loan, and Borrower shall not use, and Borrower shall direct that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loan (1) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (2) in any manner that would result in the violation of any applicable Sanctions.

SECTION 6.  EVENTS OF DEFAULT.

If any of the following (each of the following herein sometimes called an “Event of Default”) shall occur and be continuing:

6.01           Borrower shall fail to pay any principal under this Agreement when such principal becomes due and payable, whether by reason of demand, maturity, acceleration or otherwise or Borrower shall fail to pay any of Borrower’s Obligations (other than principal under this Agreement) within five (5) days of the date when such principal becomes due and payable, whether by reason of demand, maturity, acceleration or otherwise;

6.02           Any representation or warranty made by Borrower and/or any other Obligor in this Agreement, in any other Transaction Document or in any certificate, agreement, instrument or written statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect when made;

6.03           Borrower shall fail to perform or observe any term, covenant or provision contained in Section 2.08(b), Section 5.01(c) (solely if Borrower or any of its Subsidiaries refuses to allow Agent or any Lender or their representatives or agents to visit its Properties, inspect its Properties or books or records or examine or discuss its affairs, finances and accounts with Borrower’s designated officers), Section 5.01(f) (solely if Borrower or any Subsidiary is not in good standing in its jurisdiction of organization), Section 5.01(k)(i), Section 5.01(l) Section 5.01(m), Section 5.01(n), Section 5.01(o), Section 5.02, or Section 5.03;

6.04           Borrower shall fail to perform or observe any other term, covenant or provision contained in this Agreement (other than those specified in Sections 6.01, 6.02 or 6.03 above) and any such failure shall remain unremedied for thirty (30) days after the earlier of (a) written notice of default is given to Borrower by Agent and Lenders or (b) the Chief Executive Officer or Chief Financial Officer of Borrower obtaining actual knowledge of such default;

6.05           Except as otherwise permitted herein or in any of the Transaction Documents, this Agreement or any other Transaction Document shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested or denied by Borrower and/or any other Obligor, or if the transactions completed hereunder or thereunder shall be contested by Borrower and/or any other Obligor or if Borrower and/or any other Obligor shall deny that it has any further liability or obligation hereunder or thereunder;

6.06           Borrower, any other Obligor or any Subsidiary shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar Law, (b) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself or of a substantial part of its Property, (d) file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due, subject to applicable grace periods, if any, or (g) take any corporate or other action for the purpose of effecting any of the foregoing;

6.07           An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of Borrower, any other Obligor or any Subsidiary, or of a substantial part of the Property of Borrower, any other Obligor or any Subsidiary, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar Law, (b) the appointment of a receiver, trustee, custodian, sequestrator or similar official of Borrower, any other Obligor or any Subsidiary or of a substantial part of the Property of Borrower, any other Obligor or any Subsidiary or (c) the winding-up or liquidation of Borrower, any other Obligor or any Subsidiary; and such proceeding or petition shall continue undismissed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) consecutive days;

6.08           Any “Event of Default” (as defined therein) shall occur under or within the meaning of the Security Agreement or the Patent, Trademark and License Security Agreement;

6.09           [RESERVED];

6.10           The occurrence of any default or event of default under or within the meaning of any agreement, document or instrument evidencing, securing, guaranteeing the payment of or otherwise relating to any Debt of Borrower, any other Obligor or any Subsidiary (other than Borrower’s Obligations) having an aggregate outstanding principal balance in excess of $100,000 which is not cured or waived in writing within any applicable cure or grace period (if any);

6.11           Borrower, any other Obligor or any Subsidiary shall have a final judgment entered against it in excess of $100,000 by a court having jurisdiction in the premises and such judgment shall not be appealed in good faith (and execution of such judgment stayed during such appeal) or satisfied by Borrower, such other Obligor or such Subsidiary, as the case may be, within thirty (30) days after the entry of such judgment; provided, however, that this Section 6.11 shall not apply to any judgment for which Borrower is fully insured and with respect to which the insurer has adequate claims paying ability and has not denied coverage;

6.12           To the extent that any of the following would reasonably be expected to have a Material Adverse Effect, the occurrence of a Reportable Event with respect to any Pension Plan of Borrower; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate or any Subsidiary; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate or any Subsidiary from any Multi-Employer Plan; or the incurrence of any material increase in the contingent liability of Borrower or any Subsidiary with respect to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;

6.13           The institution by Borrower, any ERISA Affiliate or any Subsidiary of steps to terminate any Pension Plan if, in order to effectuate such termination, Borrower, such ERISA Affiliate or such Subsidiary, as the case may be, would reasonably be required to make a contribution to such Pension Plan, or would reasonably be expected to incur a liability or obligation to such Pension Plan, in excess of $100,000; or the institution by the PBGC of steps to terminate any Pension Plan; or

6.14           To the extent that any of the following would reasonably be expected to have a Material Adverse Effect, any of the Hennessy Advisory Agreements shall at any time for any reason be terminated by Borrower or any other party thereto, cease to be in full force and effect, or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested or denied by Borrower or any other party thereto;

6.15           Borrower ceases to be registered with the SEC as an investment adviser under the Investment Advisers Act, or the SEC (or any other applicable regulatory authority) initiates proceedings to terminate Borrower’s status as a registered investment adviser under the Investment Advisers Act; or

6.16           The failure to satisfy the Minimum Ownership Requirement;

THEN, and in each such event (other than an event described in Sections 6.06 or 6.07), Agent shall have the right to, and if requested in writing by Required Lenders, Agent shall declare the entire outstanding principal balance of and all accrued and unpaid interest on the Notes and all other Borrower’s Obligations to be forthwith due and payable, whereupon all of the unpaid principal balance of and all accrued and unpaid interest on the Notes and all of such other Borrower’s Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Agent on behalf of Lenders may exercise any and all other rights and remedies which it may have under any other Transaction Document or at law or in equity; provided, however, that upon the occurrence of any event described in Sections 6.06 or 6.07, the entire outstanding principal balance of and all accrued and unpaid interest on the Notes and all of the other Borrower’s Obligations shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Agent and Lenders may exercise any and all other rights and remedies which they may have under any other Transaction Document or at law or in equity.

SECTION 7             ADMINISTRATIVE AGENT.

7.01           Appointment.  U.S. Bank is hereby appointed by Lenders as Administrative Agent under this Agreement, the Notes and the other Transaction Documents.  Agent agrees to act as such upon the express conditions contained in this Agreement.

7.02           Powers.  Agent shall have and may exercise such powers under this Agreement and the other Transaction Documents as are specifically delegated to Agent by the terms of this Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto.  Agent shall have no implied duties to any Lender or no obligation to any Lender to take any action under this Agreement or any other Transaction Document, except any action specifically provided by this Agreement or any other Transaction Document to be taken by Agent.  Without limiting the generality of the foregoing, Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Section 6 or in Section 7.06.

7.03           General Immunity.  Neither Agent nor any of its directors, officers, employees, agents or advisors shall be liable to any Lender for any action taken or not taken by it in connection with this Agreement or any other Transaction Document (a) with the consent or at the request of Required Lenders or (b) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order.

7.04           No Responsibility for Loans, Recitals, Etc.  Neither Agent nor any of its directors, officers, employees, agents or advisors shall (a) be responsible for or have any duty to ascertain, inquire into or verify any recitals, reports, statements, representations or warranties contained in this Agreement or any other Transaction Document or furnished pursuant hereto or thereto, (b) be responsible for the Loan under this Agreement, (c) be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Transaction Document, (d) be responsible for the satisfaction of any condition specified in Section 3, except receipt of items required to be delivered to Agent, (e) be responsible for the validity, effectiveness, genuineness or enforceability of this Agreement or any other Transaction Document or (f) be responsible for the creation, attachment, perfection or priority of any security interests and/or other Liens purported to be granted to Agent and/or any Lender pursuant to this Agreement or any other Transaction Document.

7.05           Right to Indemnity.  Notwithstanding any other provision contained in this Agreement to the contrary, to the extent Borrower fails to reimburse Agent pursuant to Section 8.03, Section 8.04 or Section 8.05, or if any Default or Event of Default shall occur under this Agreement, each Lender shall ratably in accordance with its Pro Rata Share of the total Commitments indemnify Agent and hold it harmless from and against any and all liabilities, losses (except losses occasioned solely by failure of Borrower to make any payments or to perform any obligations required by this Agreement (excepting those described in Sections 8.03, 8.04 and 8.05), any Note and/or any other Transaction Document), costs and/or expenses, including, without limitation, any liabilities, losses, costs and/or expenses arising from the failure of any Lender to perform its obligations hereunder or in respect of this Agreement, and also including, without limitation, reasonable attorneys' fees and expenses, which Agent may incur, directly or indirectly, in connection with this Agreement, any Notes and/or any other Transaction Document, or any action or transaction related hereto or thereto; provided only that Agent shall not be entitled to such indemnification for any losses, liabilities, costs and/or expenses caused by its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order.  This indemnity shall be a continuing indemnity, contemplates all liabilities, losses, costs and expenses related to the execution, delivery and performance of this Agreement, the Notes and the other Transaction Documents, and shall survive the satisfaction and payment of Borrower's Obligations and the termination of this Agreement.

7.06           Action Upon Instructions of Required Lenders.  Agent agrees, upon the written request of Required Lenders, to take any action of the type specified in this Agreement or any other Transaction Document as being within Agent's rights, duties, powers or discretion.  Notwithstanding the foregoing, (a) Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document, unless it shall first be indemnified to its satisfaction by Lenders ratably in accordance with their respective Pro Rata Shares of the total Commitments against any and all liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) which may be incurred by it by reason of taking or continuing to take any such action, other than any liability which may be caused by Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order and (b) in no event shall Agent be required to take any action which it in good faith believes would violate this Agreement or any other Transaction Document or any applicable law, rule or regulation.  Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions signed by Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders and on all holders of the Notes.  In the absence of a request by Required Lenders, Agent shall have authority, in its good faith discretion, to take or not to take any action, unless this Agreement or any other Transaction Document specifically requires the consent of Required Lenders or of all Lenders.

7.07           Employment of Administrative Agents and Counsel.  Agent may execute any of its duties as Agent under this Agreement and the other Transaction Documents by or through employees, agents and attorneys-in-fact and shall not be answerable to Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it in good faith and with reasonable care.  Agent shall be entitled to advice and opinion of legal counsel concerning all matters pertaining to the duties of the agency hereby created.

7.08           Reliance on Documents; Counsel.  Agent shall be entitled to rely upon any note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of legal counsel selected by Agent.

7.09           May Treat Payee as Owner.  Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent.  Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any such Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note issued in exchange therefor.

7.10           Agent's Reimbursement.  Each Lender agrees to reimburse Agent pro rata in accordance with its Pro Rata Share of the total Commitments for (a) any out-of-pocket costs and expenses not reimbursed by Borrower for which Agent is entitled to reimbursement by Borrower under this Agreement or any other Transaction Document and (b) for any other out-of-pocket costs and expenses incurred by Agent in connection with the preparation, execution, delivery, administration, amendment, modification, extension, renewal, restatement and/or enforcement of this Agreement and/or any other Transaction Document.

7.11           Rights as a Lender.  With respect to its Commitment, the Loans made by it, and the Notes issued to it, U.S. Bank shall have the same rights and powers hereunder as any Lender and may exercise the same as though it were not Agent, and the terms "Lender" and "Lenders" shall, unless the context otherwise indicates, include the U.S. Bank in its individual capacity.  U.S. Bank may accept deposits from, lend money to, issue letters of credit for the account of and generally engage in any kind of banking or trust business with Borrower and its Subsidiaries and Affiliates as if it were not Agent.

7.12           Independent Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 4.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Transaction Documents.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents.

7.13           Resignation of Agent.  Subject to the appointment of a successor Administrative Agent, Agent may resign as Administrative Agent for Lenders under this Agreement and the other Transaction Documents at any time by providing thirty (30) days' notice in writing to Lenders and Borrower.  Such resignation shall take effect upon appointment of such successor Administrative Agent.  Subject to the consent of Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall not be required if any Default or Event of Default has occurred and is continuing), Required Lenders shall have the right to appoint a successor Administrative Agent who shall be entitled to all of the rights of, and vested with the same powers as, the original Administrative Agent under this Agreement and the other Transaction Documents.  In the event a successor Administrative Agent shall not have been appointed within the thirty (30) day period following the giving of notice by Agent, subject to the consent of Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall not be required if any Default or Event of Default has occurred and is continuing), Agent may appoint its own successor.  Resignation by Agent shall not affect or impair the rights of Agent under Sections 7.05 and 7.10 hereof with respect to all matters preceding such resignation.  Any successor Administrative Agent must be a national banking association or a bank chartered in any State of the United States having a combined capital and surplus of at least $100,000,000.

7.14           Delivery of Documents.  Agent agrees to promptly provide each Lender with copies of (a) this Agreement and the other Transaction Documents (including any amendments thereto), (b) any default notices sent by Agent to Borrower or any other Obligor with respect to this Agreement or any of the other Transaction Documents, (c) any waivers or consents signed by Agent or otherwise sent by Agent to Borrower or any other Obligor with respect to this Agreement or any of the other Transaction Documents, (d) any notices of default sent by Borrower, any other Obligor or any Lender to Agent with respect to this Agreement or any of the other Transaction Documents and (e) any requests for any amendments, waivers or consents sent to Agent by Borrower or any other Obligor with respect to this Agreement or any of the other Transaction Documents.  Agent agrees to provide each Lender, within seven (7) Business Days after written request by such Lender, as the case may be, and at the expense of such Lender, as the case may be, a copy of such other information, reports, certificates and/or other materials prepared by Borrower or otherwise required by the Transaction Documents and which are in the possession of Agent which are reasonably requested by such Lender, in writing.

7.15           No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 C.F.R. Section 103.121 (as from time to time amended, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Obligor, its Affiliates or their respective agents, this Agreement or any of the other the Transaction Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other laws.

7.16           USA PATRIOT Act.  Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign Lender that maintains a physical presence in the United States and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign Lender) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations:  (a) within ten (10) days after the date of this Agreement and (b) at such other times as are required under the USA PATRIOT Act.

7.17           [RESERVED].

7.18           Legal Representation of Agent.  In connection with (a) the drafting, negotiation and execution of this Agreement and the other Transaction Documents and (b) any future legal representation relating to the administration, amendment, modification, extension, renewal, restatement and/or enforcement of, and/or waiver or consent under, this Agreement or any of the other Transaction Documents, Thompson Coburn LLP has only represented and shall only represent U.S. Bank in its capacity as Agent and a Lender.  Each other Lender hereby acknowledges and agrees that Thompson Coburn LLP has not represented and will not represent such Lender in connection with any such matters.

7.19           No Third Party Beneficiary.  The provisions of this Section 7 are solely for the benefit of Agent and Lenders, and Borrower shall not have any rights as a third party beneficiary of any of the provisions of this Section 7.  In performing its functions and duties as Agent under this Agreement and the other Transaction Documents, Agent is acting solely as the contractual representative of Lenders and does not assume and shall not be deemed to have assumed any obligation toward, or relationship of agency or trust with or for, Borrower or any Affiliate.

7.20           Duration of Agency.  The agency established by Section 7.01 hereof shall continue, and Sections 7.01 through and including Section 7.20 shall remain in full force and effect, until all of Borrower's Obligations have been paid in full and the Commitments of all Lenders have expired or been terminated.

7.21           Lender Designations.  No Lenders identified on the facing page or signature page(s) of this Agreement, or in the introductory paragraph to any amendment to this Agreement, as “Sole Lead Arranger”, “Sole Bookrunner” or “Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, no Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 8.  GENERAL.

8.01           No Waiver.  No failure or delay by Agent or any Lender in exercising any right, remedy, power or privilege under this Agreement or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights and remedies provided in this Agreement and in the other Transaction Documents are cumulative and not exclusive of any rights and/or remedies provided by law.  Nothing contained in this Agreement shall in any way affect the right of Agent or any Lender to exercise any statutory or common law right of banker’s lien or set-off.

8.02           Right of Set-Off.  Upon the occurrence and during the continuance of any Event of Default, Agent and each Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, to set-off and apply (a) any and all deposits (general or special, time or demand, provisional or final) at any time held by Agent and each Lender, (b) any and all other indebtedness at any time owing by Agent and each Lender to or for the credit or account of Borrower, and (c) any and all management and shareholder servicing fees due Borrower from the Hennessy Funds, including such payments made by U.S. Bancorp Fund Services, LLC, against any and all of Borrower’s Obligations irrespective of whether or not Agent or any Lender shall have made any demand under this Agreement or under any other Transaction Document and although such obligations may be contingent or unmatured (but in each case excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party).  Agent and each Lender agrees to promptly notify Borrower after any such set-off and application made by Agent and each Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of Agent and each Lender under this Section 8.02 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which Agent and each Lender may have.  Nothing contained in this Agreement or any other Transaction Document shall impair the right of Lender to exercise any right of set-off or counterclaim it may have against Borrower and to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Transaction Documents.

8.03           Cost and Expenses.  Borrower agrees, whether or not any Loan is made under this Agreement, to pay Agent and U.S. Bank upon demand for (a) all reasonable out-of-pocket costs and expenses and all Attorneys’ Fees incurred by Agent and U.S. Bank in connection with the preparation, documentation, negotiation and/or execution of this Agreement and the other Transaction Documents, (b) all recording, filing and search fees and expenses incurred by Agent and U.S. Bank in connection with this Agreement and the other Transaction Documents, (c) all reasonable out-of-pocket costs and expenses and all Attorneys’ Fees incurred by Agent and U.S. Bank in connection with (i) the preparation, documentation, negotiation and execution of any amendment, modification, extension, renewal or restatement of this Agreement and/or any other Transaction Document, (ii) the preparation of any waiver or consent under this Agreement and/or under any other Transaction Document or (iii) any Default or Event of Default, and (d) if an Event of Default occurs and the Loan has been accelerated, all reasonable out-of-pocket costs and expenses and all Attorneys’ Fees incurred by Agent and each Lender in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.  Notwithstanding the foregoing, Borrowers shall not be required to reimburse costs, expenses, fees or Attorneys’ Fees of Agent or any Lender arising from Agent’s or a Lender’s gross negligence or willful misconduct.  Borrower further agrees to pay or reimburse Agent for any stamp or other taxes which may be payable with respect to the execution, delivery, recording and/or filing of this Agreement and/or any other Transaction Document.  All of the obligations of Borrower under this Section 8.03 shall survive the satisfaction and payment of Borrower’s Obligations and the termination of this Agreement.

8.04           Environmental Indemnity.  Borrower hereby agrees to defend and indemnify Agent and each Lender and hold Agent and each Lender harmless from and against any and all losses, liabilities, damages, injuries, claims, costs and expenses of any and every kind whatsoever (including, without limitation, court costs and Attorneys’ Fees) (unless arising from Agent’s or a Lender’s gross negligence or willful misconduct) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Agent or any Lender for, with respect to or as a direct or indirect result of the violation by Borrower or any Subsidiary of any Environmental Laws; or with respect to, or as a direct or indirect result of the presence on or under, or the Release from, properties owned, leased or operated by Borrower and/or any Subsidiary in the conduct of their respective businesses into or upon any land, the atmosphere or any watercourse, body of water or wetland, of any Hazardous Substances or any other hazardous or toxic waste, substance or constituent or other substance (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws); and the provisions of and undertakings and indemnification set out in this Section 8.04 shall survive the satisfaction and payment of Borrower’s Obligations and the termination of this Agreement.

8.05           General Indemnity.  In addition to the payment of expenses pursuant to Section 8.03, whether or not the transactions contemplated hereby shall be consummated, Borrower hereby agrees to defend, indemnify, pay and hold Agent and each Lender and any holder(s) of the Notes, and the officers, directors, employees, agents and affiliates of Agent and each Lender and such holder(s) (collectively, the “Indemnitees”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of this Agreement, any other Transaction Document and/or any other agreement, document or instrument heretofore, now or hereafter executed and delivered by Borrower and/or any other Obligor in connection herewith or therewith, Agent’s and each Lender’s agreement to make the Loan under this Agreement or the use or intended use of the proceeds of the Loan under this Agreement (collectively, the “Indemnified Liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final nonappealable order.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any Law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.  The provisions of the undertakings and indemnification set out in this Section 8.05 shall survive satisfaction and payment of Borrower’s Obligations and the termination of this Agreement.

8.06           Authority to Act.  Agent and each Lender shall be entitled to act on any notices and instructions (telephonic or written) reasonably believed by Agent and each Lender in good faith to have been sent or delivered by any person authorized to act on behalf of Borrower pursuant hereto, regardless of whether such notice or instruction was in fact delivered by a person authorized to act on behalf of Borrower, and Borrower hereby agrees to defend and indemnify Agent and each Lender and hold Agent and each Lender harmless from and against any and all losses, costs and expenses, if any, ensuing from any such action.

8.07           Notices. Except as otherwise specifically set forth in this Agreement, each notice, request, demand, consent, confirmation or other communication under this Agreement shall be in writing and delivered in person or sent by telecopy, recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, to the applicable party at its address or telecopy number set forth on the signature page(s) of this Agreement, or at such other address or telecopy number as any party hereto may designate as its address for communications under this Agreement by notice so given.  Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by telecopy (with answerback confirmation received), on the first Business Day after the day on which sent, if sent by recognized overnight courier or on the third Business Day after the day on which mailed, if sent by registered or certified mail, except that notices to Agent or any Lender under Section 2 shall not be effective unless and until actually received by Agent or such Lender.

8.08           Consent to Jurisdiction; Waiver of Jury Trial. BORROWER HEREBY IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY MISSOURI STATE COURT SITTING IN THE COUNTY OF ST. LOUIS, MISSOURI OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE EASTERN DISTRICT OF MISSOURI, EASTERN DIVISION, AS AGENT OR ANY LENDER MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (B) AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS, (C) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, (D) WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (E) WAIVES ALL RIGHTS OF ANY OTHER JURISDICTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE BY REASON OF ITS PRESENT OR SUBSEQUENT DOMICILES.  BORROWER AUTHORIZES THE SERVICE OF PROCESS UPON BORROWER BY REGISTERED MAIL SENT TO BORROWER AT ITS ADDRESS REFERENCED IN SECTION 8.07.  BORROWER, AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND AGENT OR ANY LENDER ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS.

8.09           Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive Laws of the State of Missouri (without reference to conflict of law principles).

8.10           Amendments and Waivers.

(a) Any provision of this Agreement, the Notes or any of the other Transaction Documents to which Borrower is a party may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and Required Lenders (and if the rights or duties of Agent in its capacity as Agent are affected thereby, by Agent); provided that no such amendment or waiver shall, unless signed by each Lender, (i) increase the Commitment of such Lender, (ii) reduce the principal amount of or rate of interest on the Loan or any fees under this Agreement, (iii) postpone the date fixed for any payment of principal of or interest on the Loan or any fees under this Agreement, (iv) change the percentage of the Commitments or of the aggregate principal amount of the Loan which shall be required for Lenders or any of them to take any action or obligations under this Section or any other provision of this Agreement, (v) change the definition of “Required Lenders”, (vi) voluntarily release any Collateral (except as contemplated by the applicable Transaction Document(s)), (vii) voluntarily release any Obligor (except as contemplated by the applicable Transaction Document(s)), or (iviii) amend Sections 2.18, 2.19 or 2.20 or this Section 8.10.  Notwithstanding any provision contained in this Agreement to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement or any other Transaction Documents, except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.

(b)           Notwithstanding the foregoing, any provision of this Agreement or any other Transaction Document may be amended by an agreement in writing entered into by Borrower and Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least three (3) Business Days’ prior written notice thereof and the Agent shall not have received, within three (3) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

(c)           Notwithstanding any provision herein to the contrary, as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section 8.10, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Transaction Documents at the time such amendment, amendment and restatement or other modification becomes effective.

8.11           References; Headings for Convenience.  Unless otherwise specified herein, all references herein to Section numbers refer to Section numbers of this Agreement, all references herein to Exhibit(s) refer to the designated annexed Exhibit(s) which are hereby incorporated herein by reference and all references herein to Schedule(s) refer to the designated annexed Schedule(s) which are hereby incorporated herein by reference.  The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.

8.12           Successors and Assigns.

(a)           Subject to Sections 8.12(b), 8.12(c) and 8.12(d), the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights or delegate any of its obligations under this Agreement and/or under any other Transaction Document to which it is a party without the prior written consent of Agent and each Lender and any purported assignment, transfer or delegation without the prior written consent of Agent and each Lender shall be null and void.

(b)           Any Lender may, with the prior written consent of Borrower and Agent, which, in each case, shall not be unreasonably withheld or delayed, at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or any or all of its Pro Rata Share of the Loan.  In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations under this Agreement and each other Transaction Document, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each other Transaction Document.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrower under this Agreement and each other Transaction Document, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement.  Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 2.15 through 2.21 of this Agreement with respect to its participating interest, but Borrower’s liability in respect thereof shall not be greater than its liability thereunder to Lender granting the original participation.

(c)           Any Lender may at any time assign to one or more banks or other financial institutions (each an “Assignee”) all of its rights and obligations under this Agreement and its Notes or a proportionate part of all of its rights and obligations under this Agreement and its Notes in a minimum amount of at least $3,000,000, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D attached hereto executed by such Assignee and such transferor Lender (an “Assignment and Assumption Agreement”), with (and subject to) the subscribed consent of Borrower and Agent, which, in each case, shall not be unreasonably withheld or delayed; provided, however, that (i) if any Assignee is an affiliate of such transferor Lender or, immediately prior to such assignment, a Lender, no consent shall be required and (ii) if any Event of Default under this Agreement has occurred and is continuing, no consent of Borrower to such assignment shall be required.  Upon the consummation of any assignment pursuant to this Section 8.12(c), the transferor Lender, Agent and Borrower shall make appropriate arrangements so that, if required, new Note(s) are issued to Assignor and/or Assignee, as applicable.  In connection with any such assignment, the transferor Lender shall pay to Agent an administrative fee for processing such assignment in the amount of $3,500.

(d)           Any Lender may at any time assign all or any portion of its rights under this Agreement and its Notes to secure its obligations to a Federal Reserve Bank.  No such assignment shall release the transferor Lender from any of its obligations under this Agreement and/or any other Transaction Document.

8.13           Notice Required by §432.047 R.S. Mo.; Entire Agreement. This notice is provided pursuant to Section 432.047 R.S.Mo.  As used herein, “creditor” means Agent and each Lender and “this writing” means this Agreement and the other Transaction Documents.  ORAL OR UNEXECUTED AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.  This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements (including the Original Loan Agreement) and understandings (oral or written) relating to the subject matter hereof.

8.14           Severability.  In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

8.15           Counterparts.  This Agreement and the other Transaction Documents may be executed in any number of counterparts (including telecopy or pdf counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.16           Resurrection of Borrower’s Obligations.  To the extent that Agent or any Lender receives any payment on account of any of Borrower’s Obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or Federal Law, common law or equitable cause, then, to the extent of such payment(s) received, Borrower’s Obligations or part thereof intended to be satisfied and any and all Liens upon or pertaining to any Property of Borrower and theretofore created and/or existing in favor of Agent for the benefit of Lenders as security for the payment of such Borrower’s Obligations shall be revived and continue in full force and effect, as if such payment(s) had not been received by Agent or any Lender and applied on account of Borrower’s Obligations.

8.17           [RESERVED].

8.18           Subsidiary Reference.  Any reference in this Agreement to a Subsidiary of Borrower, and any financial definition, ratio, restriction or other provision of this Agreement which is stated to be applicable to Borrower and its Subsidiaries or which is to be determined on a “consolidated” basis, shall apply only to the extent Borrower has any Subsidiaries and, where applicable, to the extent any such Subsidiaries are consolidated with Borrower for financial reporting purposes in accordance with GAAP.

8.19           Compliance with Usury Laws.  It is the intent of Borrower, Agent and each Lender in the execution and performance of this Agreement, the Notes and the other Transaction Documents to contract in strict compliance with any and all applicable usury Laws, including conflicts of law concepts, governing the Loans and the other Borrower’s Obligations.  In furtherance thereof, Agent, each Lender and Borrower stipulate and agree that none of the terms and provisions contained in this Agreement, the Notes or any of the other Transaction Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the highest rate permitted by applicable Law (the “Highest Lawful Rate”) and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such Laws that are contracted for, charged or received under this Agreement, the Notes or any of the other Transaction Documents; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Loans and/or any of the other Borrower’s Obligations include amounts which by applicable Law are deemed interest which would exceed the Highest Lawful Rate, then such excess shall be deemed to be a mistake and Agent and each Lender shall credit the same on the principal balance of the Loan and/or other Borrower’s Obligations hereunder (or if all of Borrower’s Obligations shall have been paid in full (other than contingent or similar obligations not yet due and payable, and any of Borrower’s Obligations arising under Swap Contracts or Treasury Management Agreements and any of Borrower’s Obligations for which Credit Support has been provided), refund said excess to Borrower).  In the event of demand for payment of the Notes and/or any other Borrower’s Obligations by Agent or any Lender, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Highest Lawful Rate and any excess interest, if any, provided for in this Agreement, the Notes or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited against the principal balance of the Loan and/or other Borrower’s Obligations hereunder (or, if all Borrower’s Obligations shall have been repaid in full (other than contingent or similar obligations not yet due and payable, and any of Borrower’s Obligations arising under Swap Contracts or Treasury Management Agreements and any of Borrower’s Obligations for which Credit Support has been provided), refunded to Borrower).  The provisions in this section shall control over all other provisions of this Agreement, the Notes and/or the other Transaction Documents which may be in apparent conflict herewith.

8.20           Confidentiality.  Agent and each Lender agree to keep confidential, in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, all information provided to it by or on behalf of Borrower or any Subsidiary pursuant to this Agreement or any other Transaction Document; provided, however, that nothing contained in this Section 8.20 shall prohibit or limit the disclosure by Agent and each Lender of any such information (a) to the extent required by any statute, rule, regulation, subpoena or judicial process, provided that (i) prior to any disclosure under this clause (a), Agent and each Lender agree to provide Borrower with prior notice thereof to the extent that it is practicable to do so and to the extent that Agent and each Lender is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, rule, regulation, subpoena or judicial process and (ii) any disclosure under this clause (a) shall be limited to the portion of such confidential information as may be required by such statute, rule, regulation, subpoena or judicial process, (b) to any Governmental Authority having jurisdiction over Agent or any Lender, provided, that, (i) prior to any disclosure under this clause (b), Agent and each Lender agree to provide Borrower with prior written notice thereof to the extent that it is practicable to do so and to the extent that Agent and each Lender is permitted to provide such prior written notice to Borrower and (ii) any disclosure under this clause (b) shall be limited to the portion of the confidential information as may be required by such Governmental Authority, (c) to any professional advisors, including counsel and accountants, for Agent and each Lender on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (d) to any bank examiners or auditors, provided, that, (i) prior to any disclosure under this clause (d), Agent and each Lender agree to provide Borrower with prior written notice thereof to the extent that it is practicable to do so and to the extent that Agent and each Lender is permitted to provide such prior written notice to Borrower and (ii) any disclosure under this clause (d) shall be limited to the portion of the confidential information as may be required by such bank examiners or auditors, (e) in connection with any litigation brought against Agent or any Lender arising out of the transactions contemplated by this Agreement and the other Transaction Documents, (f) in connection with the enforcement of the rights and remedies of Agent and each Lender under this Agreement and/or under other Transaction Documents or (g) to any assignee or participant (or prospective assignee or participant), provided that prior to receipt of such confidential information any such assignee or participant (or prospective assignee or participant) shall have agreed in writing for Borrower’s benefit to receive such confidential information hereunder subject to the terms of this Section 8.20; and provided further, that in no event shall Agent and each Lender be obligated or required to return any materials furnished to Agent and each Lender under this Agreement or any other Transaction Document.  Notwithstanding the foregoing, Agent and each Lender shall have no liability to Borrower or any Subsidiary or any stockholder, member, partner, joint venturer, director, officer, employee or agent of Borrower or any Subsidiary by reason of, or in any way claimed to be related to, any disclosure by Agent or any Lender of any information with respect to Borrower or any Subsidiary except to the extent the same results from the gross negligence or willful misconduct of Agent or such Lender as determined by a court of competent jurisdiction in a final, nonappealable order.  The provisions of this Section 8.20 shall survive the expiration or termination of this Agreement.

8.21           USA PATRIOT Act.  Agent and each Lender hereby notify Borrower that pursuant to the requirements of the USA PATRIOT Act, they are required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Agent and each Lender to identify Borrower in accordance with the USA PATRIOT Act.  Borrower hereby agrees to provide to Agent and each Lender any such information from time to time requested by Agent and each Lender.

8.22           Swap Contracts and Treasury Management Agreements.  By virtue of a Lender’s execution of this Agreement or an Assignment and Assumption Agreement pursuant to Section 8.12(c), as the case may be, any affiliate of such Lender with whom Borrower has entered into a Swap Contract or a Treasury Management Agreement shall be deemed a Lender party to this Agreement for purposes of any reference in this Agreement or any other Transaction Document to the parties for whom Agent is acting, it being understood and agreed that the rights and benefits of such affiliate under this Agreement and the other Transaction Documents consist solely of such affiliate’s right to share in any payments made by Borrower and/or any other Obligor under this Agreement and/or any other Transaction Document and in any collections out of any Collateral, all as set forth in Section 2.19.  In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Lender or any of its affiliates under or in respect of any Swap Contracts and/or any Treasury Management Agreements unless such Lender has notified Agent in writing of the amount of any such liability owed to it or its affiliate(s) prior to such distribution.

8.23           Waiver of Consequential Damages, etc.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER SHALL NOT ASSERT, AND BORROWER HEREBY WAIVES, ANY CLAIM AGAINST AGENT AND EACH LENDER, ON ANY THEORY OF LIABILITY, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND/OR THE LOAN AND/OR THE USE OF THE PROCEEDS OF THE LOAN.

8.24           Termination of this Agreement.  This Agreement shall remain in full force and effect and may not be terminated by Borrower unless and until (a) all of Borrower’s Obligations have been fully, finally and indefeasibly paid in cash (other than contingent or similar obligations not yet due and payable, and any of Borrower’s Obligations arising under Swap Contracts or Treasury Management Agreements and any of Borrower’s Obligations for which Credit Support has been provided), (b) each Lender has no further commitment or obligation to advance funds, make loans, issue letters of credit and/or extend credit to or for the account or benefit of Borrower under this Agreement, the Notes or any other Transaction Document or otherwise (other than pursuant to Swap Contracts or Treasury Management Agreements), (c) no letters of credit issued by Lender for the account of and/or upon the application of Borrower remain outstanding (unless Credit Support has been provided for such letters of credit), and (d) no Guaranty executed by Borrower in favor of Agent for the benefit of Lenders remain in effect.

Borrower, Agent and Lenders have executed this Agreement as of the day and year first above written.

[SIGNATURES ON FOLLOWING PAGES]

SIGNATURE PAGE- BORROWER
TERM LOAN AGREEMENT

Borrower:

HENNESSY ADVISORS, INC.

By:  /s/ Neil J. Hennessy
Name:  Neil J. Hennessy
Title:  President and Chief Executive Officer

Address:

7250 Redwood Boulevard, Suite 200
Novato, California 94945
Attention:  Neil J. Hennessy

Facsimile No.  (415) 899-1559

SIGNATURE PAGE- AGENT AND U.S. BANK
TERM LOAN AGREEMENT

Agent and U.S. Bank:

U.S. BANK NATIONAL ASSOCIATION

By:  /s/ Clifford Chaitman
Name:  Clifford Chaitman
Title:  Assistant Vice President

Address:

U.S. Bank National Association
One US Bank Plaza, 12th Floor
7th Street & Washington Avenue
St. Louis, Missouri 63101
Attention:  Sponsor Finance Group

Facsimile No.:  (314) 418-1963

SIGNATURE PAGE- CB&T
TERM LOAN AGREEMENT

Lender:

CALIFORNIA BANK & TRUST

By:  /s/ James Lee
Name:  James Lee
Title:  Senior Vice President

Address:

California Bank & Trust
550 South Hope Street, Suite 300
Los Angeles, California 90071
Attention:  Leveraged Finance Group

Facsimile No.:  (213) 622-1385

SCHEDULE 2.01

Commitments

Lender	Commitment	Pro Rata Share
U.S. Bank	$20,000,000	57.142857142857%
CB&T	$15,000,000	42.857142857143%
Total	$35,000,000	100%

SCHEDULE 2.03

Authorized Persons

Neil J. Hennessy, President and Chief Executive Officer

Teresa M. Nilsen, Executive Vice President and Chief Financial Officer

Daniel B. Steadman, Executive Vice President

SCHEDULE 4.05

Litigation

None

SCHEDULE 4.06

Welfare Plan Liabilities
.

None

SCHEDULE 4.12

Existing Liens

Secured Party	Jurisdiction	File Number	Date Filed	Collateral Description

U.S. Bank National Association	California	0407960384	3/11/04	All assets and personal property now owned and hereafter acquired and all proceeds (continuation #0871723247 filed on 9/18/08 and continuation #1373794712 filed on 9/25/13).

SCHEDULE 4.16

Patents, Trademarks, Copyrights and Licenses

License Agreement dated as of April 10, 2000, between Edward J. Hennessy Incorporated and Netfolio, Inc.

SCHEDULE 4.17

Environmental and Health and Safety Matters

None

SCHEDULE 4.18

Existing Investments

None

SCHEDULE 4.22

Hennessy Advisory Agreements

1.	Investment Advisory Agreement, dated March 23, 2009, between Hennessy Advisors, Inc. and Hennessy Funds Trust (on behalf of the Hennessy Cornerstone Large Growth Fund).

2.	Investment Advisory Agreement, dated March 23, 2009, between Hennessy Advisors, Inc. and Hennessy Funds Trust (on behalf of the Hennessy Large Value Fund).

3.
Investment Advisory Agreement, dated October 25, 2012, between Hennessy Advisors, Inc. and Hennessy Funds Trust (on behalf of the Hennessy Focus Fund, the Hennessy Equity and Income Fund, the Hennessy Core Bond Fund, the Hennessy Gas Utility Fund, the Hennessy Small Cap Financial Fund, the Hennessy Large Cap Financial Fund and the Hennessy Technology Fund).

4.
Investment Advisory Agreement, dated February 28, 2014, between Hennessy Advisors, Inc. and Hennessy Funds Trust (on behalf of the Hennessy Cornerstone Growth Fund, the Hennessy Cornerstone Mid Cap 30 Fund, the Hennessy Cornerstone Value Fund, the Hennessy Total Return Fund, the Hennessy Balanced Fund, the Hennessy Japan Fund, and the Hennessy Japan Small Cap Fund).

5.	Sub-Advisory Agreement, dated March 23, 2009, between Hennessy Advisors, Inc. and RBC Global Asset Management (U.S.) Inc. (for the Hennessy Large Value Fund).

6.	Sub-Advisory Agreement, dated October 25, 2012, between Hennessy Advisors, Inc. and Broad Run Investment Management, LLC (for the Hennessy Focus Fund).

7.	Sub-Advisory Agreement, dated October 25, 2012, between Hennessy Advisors, Inc. and the London Company of Virginia (for the Hennessy Equity and Income Fund (equity sleeve)).

8.	Sub-Advisory Agreement, dated October 25, 2012, between Hennessy Advisors, Inc. and Financial Counselors, Inc. (for the Hennessy Equity and Income Fund (fixed income sleeve)).

9.	Sub-Advisory Agreement, dated October 25, 2012, between Hennessy Advisors, Inc. and Financial Counselors, Inc. (for the Hennessy Core Bond Fund).

10.	Sub-Advisory Agreement, dated February 28, 2014, between Hennessy Advisors, Inc. and SPARX Asset Management Co., Ltd. (for the Hennessy Japan Fund and the Hennessy Japan Small Cap Fund).

11.
Amended and Restated Servicing Agreement, dated February 28, 2014, between Hennessy Advisors, Inc. and Hennessy Funds Trust (on behalf of the Hennessy Cornerstone Growth Fund, the Hennessy Cornerstone Mid Cap 30 Fund, the Hennessy Cornerstone Large Growth Fund, the Hennessy Cornerstone Value Fund, the Hennessy Large Value Fund, the Hennessy Total Return Fund, the Hennessy Balanced Fund, the Hennessy Japan Fund, and the Hennessy Japan Small Cap Fund).

12.	First Amendment to Amended and Restated Servicing Agreement, dated March 1, 2015, between Hennessy Advisors, Inc. and Hennessy Funds Trust (on behalf of all Funds).

SCHEDULE 5.02(a)

Other Debt, Guarantees and Capitalized Leases

None

SCHEDULE 5.02(n)

Restrictive Agreements

None

EXHIBIT A

Form of Note

TERM LOAN PROMISSORY NOTE

$________	September 17, 2015

FOR VALUE RECEIVED, the undersigned, HENNESSY ADVISORS, INC., a California corporation (“Borrower”), hereby promises to pay to the order of ________________, a ________________ (“Lender”), the principal sum of ________________ and __/100 Dollars ($______) in 49 consecutive monthly installments as follows:  (a) 48 equal consecutive monthly installments, each in the amount of $______, due and payable on the first day of each month, commencing on October 1, 2015; and (b) the 49th and final installment in the amount of the then outstanding and unpaid principal balance of this Term Loan Promissory Note (this “Note”) due and payable on September 17, 2019.

Borrower further promises to pay to the order of Lender interest on the unpaid principal balance from time to time outstanding under this Note at the rate or rates and on the dates set forth in the Loan Agreement (defined below).

All payments received by Lender under this Note shall be allocated among the principal, interest, fees, collection costs and expenses and other amounts due under this Note in accordance with the Loan Agreement (defined below).  So long as no Event of Default exists, all payments shall be applied first to interest, then to reduce the amount of unpaid principal.  The amount of interest accruing under this Note shall be computed on an actual day, 360-day year basis (for LIBOR Advances) and a 365 or 366-day year basis (for Base Rate Advances).

All payments of principal, interest, fees and other amounts under this Note shall be made in lawful currency of the United States in Federal or other immediately available funds at the office of U.S. Bank National Association, as Administrative Agent (“Agent”), situated at One US Bank Plaza, 7th Street & Washington Avenue, St. Louis, Missouri 63101, or at such other place as Agent may from time to time designate in writing pursuant to the Loan Agreement.

Borrower shall have the right to make prepayments on this Note upon the terms and subject to the conditions contained in the Loan Agreement.

This Note is one of the “Notes” referred to in, and is subject to the terms of, the Term Loan Agreement dated as of date hereof by and between Borrower, Lenders from time to time party thereto and Agent, as the same may from time to time be amended, modified, extended, renewed or restated (the “Loan Agreement”; all capitalized terms not otherwise defined herein shall have the same meanings as ascribed to them in the Loan Agreement).  The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the occurrence of certain stated events and also for prepayments on account of the principal of this Note and interest on this Note prior to the maturity of this Note upon the terms and conditions specified therein.

This Note is secured by, among other things, the Security Agreement and the Patent, Trademark and License Security Agreement, to which Security Agreement and Patent, Trademark and License Security Agreement reference is hereby made for a description of the security and a statement of the terms and conditions upon which this Note is secured.

If any Event of Default shall occur under or within the meaning of the Loan Agreement, then the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.

In the event that any payment of any principal, interest, fees or other amount due under this Note is not paid when due, whether by reason of demand, maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection or for foreclosure of the Security Agreement and/or the Patent, Trademark and License Security Agreement, or if this Note is placed in the hands of an attorney or attorneys for representation of Lender in connection with bankruptcy or insolvency proceedings relating to or affecting this Note, Borrower hereby promises to pay to the order of Lender, in addition to all other amounts otherwise due on, under or in respect of this Note, such other costs and expenses as set forth in the Loan Agreement.  All parties hereto severally waive presentment for payment, demand for payment, notice of dishonor, protest and notice of protest.

This Note shall be governed by and construed in accordance with the substantive Laws of the State of Missouri (without reference to conflict of law principles).

[FOR U.S. BANK’S NOTE ONLY: This Note is a renewal, restatement and continuation of the obligations due Lender as evidenced by the Second Amended and Restated Term Loan Promissory Note dated as of October 26, 2013 made by Borrower payable to the order of Lender in the original principal amount of $18,400,000.00 (the “Prior Note”), and is not a novation thereof.  All interest evidenced by the Prior Note being amended and restated by this instrument shall continue to be due and payable until paid.]

Borrower:

HENNESSY ADVISORS, INC.

By: _________________________________
Name: Neil J. Hennessy
Title: President and Chief Executive Officer

2

EXHIBIT B

Form of Notice of Borrowing

______, 20

U.S. Bank National Association, as Administrative Agent
One US Bank Plaza, 12th Floor
7th Street & Washington Avenue
St. Louis, Missouri 63101
Attention:  Sponsor Finance Group

Ladies and Gentlemen:

Reference is hereby made to the Term Loan Agreement dated as of September 17, 2015, by and among Hennessy Advisors, Inc. (“Borrower”), Lenders from time to time party thereto and U.S. Bank National Association, as Administrative Agent (“Agent”), as the same may from time to time be amended, modified, extended, renewed or restated (the “Loan Agreement”; all capitalized terms used and not otherwise defined in this Notice of Borrowing (this “Notice”) shall have the respective meanings ascribed to them in the Loan Agreement).

Borrower hereby requests that the following Advances be converted/continued as set forth below:

____	On ______, 20__, convert $______ of the Base Rate Advance into a LIBOR Advance with an Interest Period of:

____ 1 month  ____ 2 months  ____ 3 months  ____ 6 months

____	On ______, 20__, convert the $______ LIBOR Advance with an Interest Period ending on ______, 20__, into a Base Rate Advance.

____	On ______, 20__, continue the $______ LIBOR Advance with an Interest Period ending on ______, 20__, into a new LIBOR Advance with an Interest Period of:

____ 1 month  ____ 2 months  ____ 3 months  ____ 6 months

Borrower hereby represents and warrants to Agent and Lenders that (a) all of the representations and warranties made by Borrower and/or any other Obligor in the Loan Agreement and/or in any other Transaction Document are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof (and for purposes of this representation and warranty, the representations and warranties made by Borrower in Section 4.04(a) of the Loan Agreement shall be deemed to refer to the most recent financial statements of Borrower delivered to Agent and each Lender pursuant to Section 5.01(a) of the Loan Agreement), except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date and (b) no Default or Event of Default has occurred and is continuing and that no such Default or Event of Default will result from any of the actions requested hereby.

Very truly yours,

HENNESSY ADVISORS, INC.

By: __________________________
Name: ________________________
Title: _________________________

EXHIBIT C

Form of Compliance Certificate

[Date]

U.S. Bank National Association, as Administrative Agent
One US Bank Plaza, 12th Floor
7th Street & Washington Avenue
St. Louis, Missouri 63101
Attention:  Sponsor Finance Division

Ladies and Gentlemen:

Reference is hereby made to the Term Loan Agreement dated as of September 17, 2015, by and among Hennessy Advisors, Inc. (“Borrower”), Lenders from time to time party thereto and U.S. Bank National Association, as Administrative Agent (“Agent”), as the same may from time to time be amended, modified, extended, renewed or restated (the “Loan Agreement”; all capitalized terms used and not otherwise defined in this Compliance Certificate (this “Certificate”) shall have the respective meanings ascribed to them in the Loan Agreement).

Borrower hereby certifies to Agent and Lenders that as of the date hereof:

(a)           except as set forth below, all of the representations and warranties made by Borrower and/or any other Obligor in the Loan Agreement and/or in any other Transaction Document are true and correct in all material respects on and as of the date of this Certificate as if made on and as of the date of this Certificate except to the extent such representations and warranties expressly refer to an earlier date, in which case such representations and warranties are true and correct as of such earlier date:
Exceptions: _______________________________________;

(b)           except as set forth below, no Default or Event of Default has occurred and is continuing:

Exceptions: _______________________________________;
(c)           the financial statements of Borrower and its Subsidiaries delivered to you with this letter are true, correct and complete in all material respects and have been prepared in accordance with GAAP (subject, in the case of any interim financial statements, to normal year-end adjustments and absence of footnote disclosures); and

(d)           Schedule 1 to this letter is a determination of Borrower’s compliance with the financial covenants set forth in Section 5.01(o) of the Loan Agreement as of _________, 201__, in each case calculated in accordance with the Loan Agreement.

Very truly yours,

HENNESSY ADVISORS, INC.

By: __________________________
Title: _________________________

SCHEDULE 1

Financial Covenant Information
as of  _________________, ________

A.	Minimum Consolidated Fixed Charge Coverage Ratio (Section 5.01(o)(i))
(for the two (2) consecutive fiscal quarter period ending _________, 201__)

1.	Consolidated EBITDA	$___________
2.	Capital Expenditures	($___________)
3.	Income Taxes	($___________)
4.	Distributions	($___________)
5.	Subtotal
	[A.1 – A.2 – A.3 – A.4]		$___________

6.	Scheduled Principal Payments	$___________
7.	Consolidated Interest Expense	$___________
8.	Consolidated Fixed Charges
	[A.6 + A.7]		$___________

9.	Consolidated Fixed Charge Coverage Ratio
	[A.5 ÷ A.8]			_____ to 1.00

                [Minimum Consolidated Fixed Charge Coverage Ratio required by Section 5.01(o)(i)- 1.25 to 1.00]

B.	Maximum Consolidated Debt to Consolidated EBITDA Ratio (Section 5.01(o)(ii))
(as of the fiscal quarter period ending _________, 201__)

1.	Consolidated Debt	$___________

2.	Consolidated EBITDA
	[for last two (2) fiscal quarters]	($___________)

3.	B.2. multiplied by two (2)	($___________)

4.	Maximum Consolidated Debt to Consolidated EBITDA Ratio
	[B.1 ÷ B.3]		_____ to 1.00

                [Maximum Consolidated Debt to Consolidated EBITDA Ratio required by Section 5.01(o)(ii)- 2.50 to 1.00 as of 12/31/15 through 9/30/16, 2.25 to 1.00 as of 12/31/16 through 9/30/17, 2.00 to 1.00 as of 12/31/17 through 9/30/18 and 1.75 to 1.00 thereafter]

C.	Distributions (excluding the 2015 Stock Repurchase) (Section 5.02(i))
(for the fiscal year ending _________, 20__)

Distributions	$___________

[Maximum Distributions under Section 5.02(i)- 50% of Borrower’s Consolidated Net Income for the previous fiscal year]

Repurchase of the shares of Borrower’s capital stock	____________

[Maximum repurchase of the shares of Borrower’s capital stock under Section 5.02(i)-1,000,000 shares]

EXHIBIT D

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of ______, 20__, by and among (a) [ASSIGNOR] (“Assignor”), (b) [ASSIGNEE] (“Assignee”), (c) ________________________________________________, a ________________ (“Borrower”) and (d) U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent (“Agent”), and has reference to the following facts and circumstances:

A.           This Agreement relates to the Term Loan Agreement dated as of September 17, 2015, by and among Borrower, Lenders from time to time party thereto and Agent, as amended (the “Loan Agreement”; all capitalized terms not otherwise defined in this Agreement shall have the respective meanings set forth in the Loan Agreement).

B.           As provided under the Loan Agreement, Assignor has a Commitment in the amount of $______ and Assignor has made a Pro Rata Share of the Loan to Borrower in the original principal amount of $______.

C.           As of the date hereof, the outstanding principal amount of Pro Rata Share of the Loan made by Assignor to Borrower is $______.

D.           Assignor proposes to sell and assign to Assignee a ____% (the “Assigned Percentage”) interest in all of the rights and obligations of Assignor under the Loan Agreement in respect of its Commitment and its Pro Rata Share of the Loan and Assignee proposes to accept assignment of such rights and assume the corresponding obligations from Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.  Assignment.  Assignor hereby assigns and sells to Assignee all of the rights of Assignor under the Loan Agreement in respect of its Commitment and its Pro Rata Share of the Loan to the extent of the Assigned Percentage, and Assignee hereby accepts such assignment from Assignor and assumes all of the obligations of Assignor under the Loan Agreement in respect of its Commitment and its Pro Rata Share of the Loan, in each case to the extent of the Assigned Percentage, including the purchase from Assignor of the corresponding portion of the principal amount of the Loan made by Assignor outstanding at the date hereof.  Upon the execution and delivery hereof by Assignor, Assignee, Borrower and Agent and the payment of the amounts specified in Section 2 required to be paid on the date hereof (a) Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Loan Agreement with a Commitment in the amount of $______ and a Pro Rata Share of the Commitments and the Loan of ____%, (b) the Commitment of Assignor shall, as of the date hereof, be reduced to $______ and the Pro Rata Share of the Commitments and the Loan of Assignor shall, as of the date hereof, be reduced to ____% and (c) Assignor is released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee.  The assignment provided for herein shall be without recourse to Assignor.

SECTION 2.  Payments.  As consideration for the assignment and sale contemplated in Section 2 hereof, Assignee shall pay to Assignor on the date hereof in immediately available funds the amount heretofore agreed between them.  It is understood that commitment and/or facility fees accrued to but excluding the date hereof with respect to the Assigned Percentage are for the account of Assignor and such fees accruing from and including the date hereof are for the account of Assignee.  Each of Assignor and Assignee hereby agrees that if it receives any amount under the Loan Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

SECTION 3.  Notice Address.  For purposes of Section 8.07 of the Loan Agreement, Assignee’s address and facsimile number for notice purposes is as follows:

                _______________________________________
                _______________________________________
                Attention: _______________________________
Facsimile No.:    ___________________________

[SECTION 4.  Consent of Borrower and Agent.  This Agreement is conditioned upon the consent of Borrower and Agent pursuant to Section 8.12(c) of the Loan Agreement.  The execution of this Agreement by Borrower and Agent is evidence of this consent.  Pursuant to Section 8.12(c) of the Loan Agreement, Borrower hereby agrees to execute and deliver new Notes payable to the order of Assignor and Assignee to evidence the assignment and assumption provided for herein.]

SECTION 5.  Non-reliance on Assignor.  Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of Borrower or any other Obligor, or the validity and enforceability of the obligations of Borrower or any other Obligor in respect of the Loan Agreement, any Note or any other Transaction Document.  Assignee acknowledges that it has, independently and without reliance on Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of Borrower and each other Obligor.

SECTION 6.  Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

SECTION 7.  Counterparts.  This Agreement may be signed in any number of counterparts (including facsimile or pdf counterparts), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Assignor, Assignee, Borrower and Agent have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:__________________________
Name:________________________
Title:_________________________

[ASSIGNEE]

By:__________________________
Name:________________________
Title:_________________________

HENNESSY ADVISORS, INC.

By:__________________________
Name:________________________
Title:_________________________

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U.S. BANK NATIONAL ASSOCIATION, as Agent

By:__________________________
Name:________________________
Title:_________________________

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